Exhibit 4.5

Composite Agreement and Plan of Merger

Agreement and Plan of Merger, dated as of August 5, 2021, as amended September 21, 2021 and October 28, 2021, by and among CM Life Sciences III, Inc., Clover III Merger Sub, Inc., and EQRx, Inc. (composite copy incorporating the Agreement and Plan of Merger, dated as of August 5, 2021, Amendment to Agreement and Plan of Merger, dated as of September 21, 2021, and Amendment to Agreement and Plan of Merger, dated as of October 28, 2021).

Each reference in the Agreement and Plan of Merger to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Agreement and Plan of Merger in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Transaction Agreements, will mean and be a reference to the Agreement and Plan of Merger, as amended by the Amendment to Agreement and Plan of Merger.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CM LIFE SCIENCES III INC.,

CLOVER III MERGER SUB INC.,

and

EQRX, INC.

DATED AS OF August 5, 2021

Schedules and Exhibits

Schedule A — Defined Terms

Exhibit A — Form of Stockholder Support Agreement

Exhibit B — Form of Stock Option and Incentive Plan

Exhibit C — Form of Employee Stock Purchase Plan

Exhibit D — Form of Second Amended and Restated Certificate of Incorporation of Parent

Exhibit E — Form of Amended and Restated Registration Rights Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of August 5, 2021, by and among CM Life Sciences III Inc., a Delaware corporation (“Parent”), Clover III Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and EQRx, Inc., a Delaware corporation (the “Company”). Each of the Company, Parent and Merger Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties.” The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto (including the Company Disclosure Letter and the Parent Disclosure Letter, as defined herein). Defined terms used in this Agreement are listed alphabetically in Schedule A, together with the section and, if applicable, subsection in which the definition of each such term is located.

RECITALS

WHEREAS, Parent is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and other applicable Legal Requirements (collectively, as applicable based on context, the “Applicable Legal Requirements”), the Parties intend to enter into a business combination transaction by which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”).

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local Tax Legal Requirements that follows the U.S. federal income tax treatment), each of the Parties intends that the Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and any comparable provision of state or local Tax Legal Requirements (the “Intended Tax Treatment”), and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g).

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL; (b) approved this Agreement and the Transactions, including the Merger in accordance with the DGCL, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of the Company.

WHEREAS, following execution of this Agreement, the Company shall seek to obtain and deliver to Parent as promptly as practicable, and in any event no later than forty-eight (48) hours following execution of this Agreement (the “Company Stockholder Approval Deadline”): (a) a stockholder voting and support agreement (the “Stockholder Voting and Support Agreement”) in the form attached hereto as Exhibit A executed by the Company Stockholders set forth on Schedule 1.1-A of the Company Disclosure Letter and (b) a lock-up letter agreement (the “Lock-Up Letter”) executed by the Company Stockholders set forth on Schedule 1.1-B of the Company Disclosure Letter.

WHEREAS, the board of directors of Parent has: (a) determined that it is in the best interests of Parent and the stockholders of Parent, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL; (b) determined that the fair market value of the Company is equal to at least eighty percent (80%) of the amount held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (c) approved this Agreement and the Transactions, including the Merger in accordance with the DGCL, on the terms and subject to the conditions of this Agreement; and (d) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of Parent (the “Parent Recommendation”).

WHEREAS, prior to the Closing, Parent shall, in each case, subject to obtaining the approval of the Parent Stockholder Matters: (a) adopt a Stock Option and Incentive Plan in substantially the form attached hereto as Exhibit B (as such form may be modified in accordance with Section 7.18) (the “LTIP”), (b) adopt an employee stock purchase plan in substantially the form attached hereto as Exhibit C (as such form may be modified in accordance with Section 7.18) (the “ESPP”), and (c) adopt the Second Amended and Restated Certificate of Incorporation of Parent in the form attached hereto as Exhibit D (the “Parent A&R Charter”).

WHEREAS, on or about the date hereof, Parent has obtained commitments from the Equity Financing Investors for equity financing pursuant to certain subscription agreements, with such equity financings to be consummated immediately prior to the consummation of the Transactions.

WHEREAS, in connection with the consummation of the Merger, Parent and the Company Stockholders will enter into an amended and restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) substantially in the form attached hereto as Exhibit E.

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
THE CLOSING TRANSACTIONS

Section 1.1 Closing. Unless this Agreement shall have been terminated pursuant to Section 9.1, the consummation of the Transactions (the “Closing”), other than the filing of the Certificate of Merger (as defined below), shall take place by electronic exchange of documents and signatures at a time and date to be specified in writing by the Parties, which shall be no later than the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the Parties agree in writing (the date on which the Closing occurs, the “Closing Date”). The Parties agree that the Closing signatures may be transmitted by email pdf files.

Section 1.2 Parent Financing Certificate. Not more than two (2) Business Days prior to the Closing, Parent shall deliver to the Company written notice (the “Parent Financing Certificate”) setting forth: (a) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Parent Stockholder Redemptions; (b) the amount of Parent Cash and Parent Transaction Costs as of the Closing; (c) confirmation that the aggregate amount of the equity financing equal to the Equity Financing Amount was committed to Parent by the Equity Financing Agreements; and (d) the number of shares of Parent Class A Stock to be outstanding as of the Closing after giving effect to the Parent Stockholder Redemptions, any forfeitures of shares of Parent Class A Stock by the Sponsor pursuant to that certain Sponsor Forfeiture Agreement, dated as of the date hereof, between the Parent and the Company (the “Sponsor Forfeiture Agreement”), and the issuance of shares of Parent Class A Stock pursuant to the Equity Financing Agreements.

Section 1.3 Closing Documents.

(a) At the Closing, Parent or Merger Sub, as applicable, shall deliver to the Company:

(i) a certified copy of the Parent A&R Charter;

(ii) a copy of the A&R Registration Rights Agreement, duly executed by Parent, Sponsor and the other existing parties thereto;

(iii) copies of resolutions and actions taken by Parent’s and Merger Sub’s board of directors and stockholders in connection with the approval of this Agreement and the Transactions;

(iv) written resignations in forms reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Merger Sub and the officers and directors of Parent who will not retain such positions upon the Closing, as mutually agreed by Parent and the Company or as otherwise stated herein;

(v) a duly executed counterpart of the Earn-Out Escrow Agreement from a representative of Parent designated prior to the Closing;

(vi) the Indemnification Agreements, duly executed by Parent; and

(vii) all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to Section 8.2.

(b) At the Closing, the Company shall deliver to Parent:

(i) a copy of the Certificate of Merger, duly executed by the Company;

(ii) a copy of the A&R Registration Rights Agreement, duly executed by parties mutually agreed upon by Parent and the Company between the date hereof and the Closing;

(iii) a duly executed counterpart of the Earn-Out Escrow Agreement from a representative of the Company that will be an officer of Parent following the Closing;

(iv) copies of resolutions and actions taken by the Company’s board of directors and the Company Stockholders in connection with the approval of this Agreement and the Transactions;

(v) a schedule reflecting: (A) the calculation, as of the Closing, of the Aggregate Company Share Amount, Total Outstanding Company Shares, each Company Stockholder’s Total Stockholder Outstanding Shares and the Per Share Amount; (B) the portion of the Closing Number of Securities issuable to each Company Stockholder at Closing pursuant to Section 2.7(a); and (C) each Company Stockholder’s Earn-Out Pro Rata Share of the Earn-Out Shares to be issued upon the occurrence of the Triggering Events in accordance with Article III; and

(vi) all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 8.3.

Section 1.4 Closing Transactions. At the Closing and on the Closing Date, the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(a) Parent shall make any payments in the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Parent Stockholder Redemptions.

(b) Parent shall pay, or cause to be paid, all Parent Transaction Costs and Company Transaction Costs to the applicable payees, to the extent not paid prior to the Closing.

(c) The certificate of merger with respect to the Merger shall be prepared and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) and filed with the Secretary of State of the State of Delaware.

(d) Parent shall deposit with the Exchange Agent (or cause to be deposited therewith) the Closing Number of Securities.

(e) Parent shall deposit with the Continental (or cause to be deposited therewith) the Earn-Out Shares.

Article II
THE MERGER

Section 2.1 Effective Time. Subject to the terms and subject to the conditions of this Agreement, on the Closing Date the Company and Merger Sub shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger, being the “Effective Time”).

Section 2.2 The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the Merger and as a direct, wholly-owned subsidiary of Parent.

Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

Section 2.4 Governing Documents. Subject to Section 7.13, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of the Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “EQRx Sub, Inc.” (or such other name mutually agreed by the Parties).

Section 2.5 Directors and Officers of the Surviving Corporation. Immediately after the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of the Company as of immediately prior to the Effective Time.

Section 2.6 Merger Consideration.

(a) Upon the terms and subject to the conditions of this Agreement, the aggregate consideration to be paid to the Company Stockholders shall be: (i) the Closing Merger Consideration; and (ii) the contingent right to receive the Earn-Out Shares following the Closing in accordance with Article III (collectively, the “Total Consideration”).

(b) The Closing Merger Consideration shall be issued in the form of the Closing Number of Securities.

Section 2.7 Effect of the Merger on the Company Common Stock and Company Preferred Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, the Company Stockholders or the holders of any of the securities of Parent, the following shall occur:

(a) Each share of Company Common Stock and Company Preferred Stock (other than Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive a portion of the Total Consideration, with each Company Stockholder (as applicable) being entitled to receive:

(i) a number of shares of Parent Class A Stock equal to the quotient of: (A) (1) the product of (x) such Company Stockholder’s Total Stockholder Outstanding Shares multiplied by (y) the Per Share Amount divided by (B) $10.00; and

(ii) its Earn-Out Pro Rata Share of any Earn-Out Shares in accordance with Article III, subject to adjustment in accordance with Section 2.7(e);

in each case, without interest, upon delivery of the documents required pursuant to Section 2.8. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or Surviving Corporation, and each Certificate relating to the ownership of shares of Company Common Stock and Company Preferred Stock (other than Excluded Shares) shall thereafter represent only the right to receive the applicable portion of the Total Consideration.

(b) Notwithstanding anything in this Agreement to the contrary, no fraction of a share of Parent Class A Stock will be issued by virtue of the Merger. Any fractional shares that would otherwise be issued will be rounded down to the nearest whole share of Parent Class A Stock.

(c) Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Each share of Company Common Stock and Company Preferred Stock held in the Company’s treasury or owned by Parent, Merger Sub or the Company immediately prior to the Effective Time (each an “Excluded Share”), shall be cancelled and no consideration shall be paid or payable with respect thereto.

(e) The numbers of shares of Parent Class A Stock that the Company Stockholders are entitled to receive as a result of the Merger, and each other amount contained herein which is based upon the number of shares of Parent Class A Stock, and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Parent Class A Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Class A Stock occurring on or after the date hereof and prior to the Closing.

Section 2.8 Surrender of Company Certificates and Disbursement of Closing Consideration.

(a) Subject to this Section 2.8, at the Effective Time, Parent shall deliver, or cause to be delivered to each Company Stockholder portion of the Total Consideration to which such Company Stockholder is entitled pursuant to Section 2.7(a) and Section 2.7(a)(ii) (collectively, the “Closing Consideration”).

(b) Prior to the Effective Time, unless otherwise agreed by the Parties, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging Certificates for each Company Stockholder’s portion of the Closing Consideration.

(c) At the Effective Time, Parent shall deposit with the Exchange Agent and make available the Closing Number of Securities. At the Effective Time, Parent shall deliver irrevocable instructions to the Exchange Agent to deliver the Closing Consideration in the manner it is contemplated to be issued or paid pursuant to this Article II.

(d) Promptly after the Effective Time (and in any event within five (5) Business Days thereafter), the Exchange Agent shall mail to each Company Stockholder who has not already received the Surrender Documentation (other than holders of Excluded Shares and Dissenting Shares): (i) a letter of transmittal in customary form with such other provisions as Parent and the Company may reasonably agree; and (ii) instructions for submission of such letters or transmittal and other documentation reasonably required by the Exchange Agent (the “Surrender Documentation”); provided, however, that the Exchange Agent shall not be required to deliver the Surrender Documentation to any Company Stockholder that has delivered its Surrender Documentation with respect to such Company Stockholder’s Certificates to the Exchange Agent at least two (2) Business Days prior to the Closing Date. Upon submission of the Surrender Documentation, the Exchange Agent will deliver to the holder of such Certificate in exchange therefor such holder’s portion of the Closing Consideration in accordance with Section 2.8(a) hereof, with the Closing Number of Securities being delivered via book-entry issuance (or at the written election of any Company Stockholder, in certificated form), less any required Tax withholdings as provided in Section 2.9; provided, however, that if the holder of such Certificate delivers to the Exchange Agent the Surrender Documentation with respect to such Company Stockholder’s Certificates at least two (2) Business Days prior to the Closing Date, the Exchange Agent shall deliver to the holder of such Certificate in exchange therefor such holder’s portion of the Closing Consideration covered by such Surrender Documentation in accordance with this sentence on the Closing Date or as promptly as practicable thereafter. The Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate shall represent after the Effective Time for all purposes only the right to receive the applicable portion of the Total Consideration attributable to such Certificate. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Company Common Stock or Company Preferred Stock that is not registered in the transfer records of the Company, the applicable portion of the Total Consideration to be delivered upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such shares of Company Common Stock or Company Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(e) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock or Company Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Exchange Agent for transfer, it shall be cancelled and deemed exchanged for (without interest and after giving effect to any required Tax withholdings as provided in Section 2.9) the portion of the Total Consideration represented by such Certificate.

(f) Any portion of the Closing Consideration that remains unclaimed by the Company Stockholders for 180 days after the Effective Time shall be delivered to the Surviving Corporation upon the Surviving Corporation’s written request. Any Company Stockholder who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their respective portion of the Total Consideration (after giving effect to any required Tax withholdings as provided in Section 2.9) upon due submission of the Surrender Documentation, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Exchange Agent or any other Person shall be liable to any former Company Stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Legal Requirements.

Section 2.9 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub, the Company, the Surviving Corporation, the Exchange Agent and their Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under Applicable Legal Requirements; provided, that if Parent, Merger Sub, any of their respective Affiliates, or any party acting on their behalf determines that any payment to the Company Stockholders hereunder is subject to deduction and/or withholding, then Parent shall provide notice to the Company (with respect to any withholding required on or before the Closing Date) or the applicable Company Stockholders (with respect to any withholding required after the Closing Date) as soon as reasonably practicable after such determination; provided, further, that the parties shall use commercially reasonable efforts to minimize any such deduction and/or withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Entity.

Section 2.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors or members, as applicable, (or their designees) of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.11 Tax Treatment of the Merger. For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the Parties will prepare and file all Tax Returns consistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code (or comparable provision of state and local Tax Legal Requirement) and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a final “determination” within the meaning of Section 1313 of the Code. Each Party shall use their respective reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. No Party shall take any action, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 2.12 Effect on Company Options and Company Restricted Stock Awards.

(a) Each Company Option that is outstanding as of immediately prior to the Effective Time shall be assumed by Parent and converted into an option to purchase shares of Parent Class A Stock upon substantially the same terms and conditions as are in effect with respect to such Company Option immediately prior to the Effective Time, including with respect to vesting, exercisability and termination-related provisions (each, a “Parent Option”) except that (a) such Parent Option shall provide the right to purchase that whole number of shares of Parent Class A Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time multiplied by the Equity Exchange Ratio and (b) the exercise price per share shall be equal to the exercise price per share of such Company Option in the effect immediately prior to the Effective Time (the exercise price per share, as so determined, being rounded up to the nearest full cent) divided by the Equity Exchange Ratio; provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

(b) Each Company Restricted Stock Award that is outstanding immediately prior to the Effective Time, shall be cancelled and converted into a restricted stock award covering a number of shares of Parent Class A Stock (each a “Parent Restricted Stock Award”) equal to the number of shares of Company Common Stock underlying such Company Restricted Stock Award immediately prior to the Effective Time multiplied by the Equity Exchange Ratio, upon substantially the same terms and conditions as are in effect with respect to such Company Restricted Stock Award (including with respect to vesting and termination-related provisions).

(c) The Company shall take all necessary actions to effect the treatment of Company Options and Company Restricted Stock Awards pursuant to Section 2.12(a) and Section 2.12(b) in accordance with the Company Incentive Plan and the applicable award agreements and to ensure that no Parent Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Parent. The board of directors of the Company shall take all necessary actions, effective as of immediately prior to the Closing, in order to (i) provide that the unallocated share reserve remaining under the Company Incentive Plan as of the Closing Date (including any shares subsequently returned to such share reserve as a result of the termination of awards issued under the Company’s applicable stock plan) shall be included in the share reserve under the LTIP, in accordance with the terms thereof, and (ii) provide that no new Company Options will be granted under the Company Incentive Plan following the Closing. Prior to the Effective Time, the Company shall deliver to each holder of a Company Option and unvested Company Restricted Stock Award, a notice, in a form reasonably acceptable to Parent, setting forth the effect of the Merger on such holder’s Company Options and Company Restricted Stock Awards and describing the treatment of such Company Options and Company Restricted Stock Awards in accordance with this Section 2.12.

(d) Parent shall take all actions that are necessary for the assumption and conversion of the Company Options and the cancellation and conversion of the Company Restricted Stock Awards pursuant to Section 2.12. If registration of the issuance of the Parent Options or Parent Restricted Stock Award is required under the Securities Act, Parent shall file, as promptly as practicable after the date that is sixty (60) days after the Form 8-K announcing the Closing is filed (or any such earlier date permitted by Applicable Legal Requirements), a registration statement on Form S-8 with respect to such Parent Options or Parent Restricted Stock Awards and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as the applicable Parent Options or Parent Restricted Stock Awards remain outstanding and such registration of the sale of the shares of Parent Class A Common Stock issuable thereunder continues to be required.

Section 2.13 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time and held by a Company Stockholder who has not voted in favor of the Merger or consented thereto in writing or by electronic transmissions and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”), shall not be converted into the right to receive the Closing Merger Consideration and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Effective Time, (i) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (ii) the holders of Dissenting Shares shall be entitled to only such rights as may be granted to him, her or it under the DGCL. If any such Company Stockholder fails to perfect or otherwise waives, withdraws or loses such Company Stockholder’s right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such Dissenting Shares under Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall only represent the right to receive the Closing Merger Consideration upon the surrender of such shares in accordance with this Article II. The Company shall give Parent reasonably prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock or Company Preferred Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

Article III
EARN-OUT

Section 3.1 Issuance of Earn-Out Shares.

(a) Following the Closing, and as additional consideration for the Merger and the other Transactions, Parent shall deliver or cause to be delivered from the Earn-Out Shares (including any Earn-Out Shares accumulated in the Forfeiture Pool as of the occurrence of Triggering Event I or Triggering Event II, as applicable) in accordance with the Earn-Out Escrow Agreement to each applicable Company Stockholder (other than holders of Dissenting Shares) and Earn-Out Service Provider (in accordance with its respective Earn-Out Pro Rata Share and, in the case of the Earn-Out Service Providers, in accordance with the terms of the applicable Earn-Out Award Agreement), upon the terms and subject to the conditions set forth in this Agreement and the other Transaction Agreements and, in the case of the Earn-Out Service Providers, subject to the additional requirements set forth in Section 3.4 and the applicable Earn-Out Award Agreement:

(i) upon the occurrence of Triggering Event I, a one-time issuance of 35,000,000 shares of Parent Class A Stock (the “Triggering Event I Earn-Out Shares”); and

(ii) upon the occurrence of Triggering Event II, an additional (one-time issuance) of 15,000,000 shares of Parent Class A Stock (the “Triggering Event II Earn-Out Shares”, together with the Triggering Event I Earn-Out Shares, the “Earn-Out Shares”).

(b) For the avoidance of doubt, (i) the Earn-Out Shares shall be, in each case, equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Parent Class A Stock occurring on or after the Closing, (ii) Triggering Event I and Triggering Event II may be achieved at the same time or over the same overlapping Trading Days, (iii) Earn-Out Shares issued to Company Stockholders that received a Parent Restricted Stock Award at the Closing may be issued in the form of an additional Parent Restricted Stock Award with substantially the same terms and conditions as are in effect with respect to such Company Restricted Stock Award (including with respect to vesting and termination-related provisions), and (iv) in no event shall the total number of Earn-Out Shares issuable to Company Stockholder and Earn-Out Service Providers exceed 50,000,000 shares of Parent Class A Stock.

Section 3.2 Acceleration Event. If, prior to the expiration of the Earn-Out Period, there is a Change of Control that will result in the holders of Parent Class A Stock receiving a per share price equal to or in excess of the applicable Common Share Price required in connection with the Triggering Events (an “Acceleration Event”), then immediately prior to the consummation of such Change of Control (the “Accelerated Vesting Date”): (a) the Triggering Events that had not previously occurred shall be deemed to have occurred; and (b) Parent shall deliver or cause to be delivered from the Earn-Out Shares (including any Earn-Out Shares accumulated in the Forfeiture Pool as of the Accelerated Vesting Date) in accordance with the Earn-Out Escrow Agreement to each applicable Company Stockholder and Earn-Out Service Providers (in accordance with its respective Earn-Out Pro Rata Share and, in the case of Earn-Out Service Providers, if and to the extent required in accordance with the applicable Earn-Out Award Agreement), and the recipients of such issued Earn-Out Shares shall be eligible to participate with respect thereto in such Change of Control. If there is a Change of Control following the Earn-Out Period, then immediately prior to the consummation of such Change of Control, Parent shall issue the Earn-Out Shares then-accumulated in the Forfeiture Pool, if any, to the Company Stockholders and Earn-Out Service Providers (in accordance with their respective Earn-Out Pro Rata Share and, in the case of the Earn-Out Service Providers, if and to the extent required in accordance with the applicable Earn-Out Award Agreement), and the recipients of such issued Earn-Out Shares shall be eligible to participate with respect thereto in such Change of Control.

Section 3.3 Tax Treatment of Earn-Out Shares. Any issuance of Earn-Out Shares to Company Stockholders, including any delivery of Earn-Out Shares made upon the occurrence of an Acceleration Event pursuant to Section 3.2, shall be treated as an adjustment to the Total Consideration by the Parties for Tax purposes, unless otherwise required by Tax law, and such issuance is intended to comply with and shall be effected in accordance with Rev. Proc. 84-42, 1984-1 C.B. 521.

Section 3.4 Earn-Out Service Providers. Earn-Out Shares issuable upon the occurrence of a Triggering Event may be issued to Earn-Out Service Providers as described in this Section 3.4 rather than to Company Stockholders. The terms of the issuance of the Earn-Out Shares underlying an award of Earn-Out RSUs to the Earn-Out Service Providers shall be set forth in a written agreement between the Company and such Earn-Out Service Provider (each, an “Earn-Out Award Agreement”), in a form reasonably acceptable to Parent, which may provide that the Earn-Out Shares that would otherwise become issuable to an Earn-Out Service Provider pursuant to Section 3.1 shall remain subject to certain additional vesting conditions as set forth therein, and which may provide for accelerated vesting in the event of a Change of Control. In the event that an Earn-Out Service Provider does not satisfy the vesting conditions set forth in his or her Earn-Out Award Agreement, such Earn-Out Service Provider shall be deemed to have forfeited his or her right to receive the applicable Earn-Out Shares for no consideration. Any such Earn-Out Shares that are so forfeited under the terms of an Earn-Out Award Agreement shall accumulate in the “Forfeiture Pool” and shall be issued in accordance with Section 3.1 or Section 3.2, as applicable; provided that, for the avoidance of doubt, no Earn-Out Shares shall be issuable, including those accumulated in the Forfeiture Pool, unless and until the conditions set forth in Section 3.1 or Section 3.2, as applicable, have been met. The delivery of Earn-Out Shares underlying the Earn-Out RSUs shall be subject to the payment of any applicable Tax withholdings and compliance with any applicable requirements of the securities and other laws.

Section 3.5 Escrow of Earn-Out Shares.

(a) At the Closing, the Company shall deliver electronically to Continental, the Earn-Out Shares.

(b) Upon receipt of the Earn-Out Shares, Continental will place the Earn-Out Shares in an escrow account established pursuant to an escrow agreement, in a form mutually agreed by Parent, the Company and Continental (the “Earn-Out Escrow Agreement”).

(c) Promptly upon the occurrence of the Triggering Events, a representative designated prior to the Closing by Parent and Parent shall jointly prepare and deliver, or cause to be prepared and delivered, in a mutually agreeable written notice to Continental (a “Release Notice”), which Release Notice shall set forth in reasonable detail the specific release instructions with respect to the Earn-Out Shares, including, without limitation, the number of Earn-Out Shares to be released and the identity of each Person to whom such Earn-Out Shares shall be released.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company to Parent and Merger Sub prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date as follows:

Section 4.1 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the Legal Requirements of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to the Group Companies, taken as a whole. The Company is duly licensed or qualified to do business in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or have a Company Material Adverse Effect. Complete and correct copies of the certificate of incorporation, certificate of designation, stockholders’ rights agreement and by-laws (and any other governing documents or instruments, collectively, the “Charter Documents”) of the Company as amended and currently in effect, have been made available to Parent or its representatives.

Section 4.2 Company Subsidiaries.

(a) The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Schedule 4.2(a) of the Company Disclosure Letter (the “Company Subsidiaries”). Each Company Subsidiary has been duly formed or organized and is validly existing under the Legal Requirements of its respective jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted, except where the failure to be so formed, organized or existing, or to have such power and authority, would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. The Company has previously provided to Parent or its representatives true and complete copies of the Charter Documents of the Company Subsidiaries, as amended and currently in effect.

(b) Except as set forth on Schedule 4.2(b) of the Company Disclosure Letter, each Company Subsidiary is duly licensed or qualified to do business and, where applicable, is in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which it is conducting business, or the operation, ownership or leasing of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or have a Company Material Adverse Effect.

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 620,000,000 shares of Common Stock, par value $0.0001 of the Company (the “Company Common Stock”), of which 76,912,028 shares are issued and outstanding as of the date of this Agreement; (ii) 469,955,057 shares of Preferred Stock, par value $0.0001 of the Company, of which (x) 262,070,014 shares have been designated Series A Preferred Stock of the Company (the “Company Series A Preferred Stock”), all of which are issued and outstanding as of the date of this Agreement and (y) 207,885,043 shares have been designated Series B Preferred Stock of the Company (the “Company Series B Preferred Stock”, together with the Company Series A Preferred Stock, the “Company Preferred Stock”), 207,394,482 of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Each share of Company Common Stock and Company Preferred Stock has been issued in compliance in all material respects with: (A) Applicable Legal Requirements; and (B) the Company’s Charter Documents.

(b) The Company has previously provided to Parent a list, dated as of August 3, 2021, that is true and correct as of such date, setting forth the name of (i) each Company Stockholder and the number and class or series of shares of Company Common Stock and Company Preferred Stock held by each, and (ii) each holder of any Company Option and Company Restricted Stock Awards granted under the Company Incentive Plan, the number of Company Options and Company Restricted Stock Awards held by each holder, the class of shares underlying such Company Options or Company Restricted Stock Award and the applicable exercise price of the Company Options (the “Capitalization Ledger”). Other than the Company Options and the Company Restricted Stock Awards there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit or other equity-based compensation award or similar rights with respect to the Company. Each Company Option held by a U.S. taxpayer has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option held by a U.S. taxpayer is intended to be exempt under Section 409A of the Code. Other than the Company Options, the Company has not granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the Company Common Stock or Company Preferred Stock, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of Company Common Stock or Company Preferred Stock, and there are no agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock. Except for this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings with respect to the shares of Company Common Stock or Company Preferred Stock.

(c) The outstanding shares of capital stock (or other equity interests) of each of the Company Subsidiaries have been duly authorized and validly issued and (if applicable) are fully paid and nonassessable (where such concepts are applicable) and have not been issued in violation of any preemptive or similar rights. The Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock (or other equity interests) of such Company Subsidiaries free and clear of any Liens other than (i) as may be set forth on Schedule 4.3(c); (ii) for any restrictions on sales of securities under applicable securities laws; and (iii) Permitted Liens. There are no outstanding options, warrants, rights or other securities convertible into or exercisable or exchangeable for any shares of capital stock (or other equity interests) of such Company Subsidiaries, any other commitments or agreements providing for the issuance of additional shares (or other equity interests), the sale of treasury shares, or for the repurchase or redemption of such Company Subsidiaries’ shares of capital stock (or other equity interests), or any agreements of any kind which may obligate any Company Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its shares of capital stock (or other equity interests). Except for the equity interests of the Company Subsidiaries set forth on Schedule 4.2(a) of the Company Disclosure Letter and as otherwise set forth on Schedule 4.3(c) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(d) Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 4.4 Due Authorization. The Company has all requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions (including the Merger), in each case, subject to the consents, approvals, authorizations and other requirements described in Section 4.5. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions (including the Merger) have been, or in the case of any Transaction Agreements to be executed at or in connection with the Closing, will be duly and validly authorized by all requisite action, including approval by the board of directors of the Company and, following receipt of the affirmative vote or consent of the holders of shares representing a majority of the voting power of the Company required to approve and adopt this Agreement, the Merger and the other Transactions under the Charter Documents and the DGCL, including, without limitation, the approval of the holders of the Company Preferred Stock and Company Common Stock, respectively, including the (x) approval of the majority of the holders of the Company Preferred Stock and the Company Common Stock voting as a single class (on an as converted basis) and (y) approval of fifty-five percent (55%) of the holders of the outstanding Company Preferred Stock (the Company Series A Preferred Stock and the Company Series B Preferred Stock voting together as a separate class from the Company Common Stock) (collectively, the “Company Stockholder Approval”), and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a legal, valid and binding obligation of each of Parent and Merger Sub) constitute or will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

Section 4.5 No Conflict; Governmental Consents and Filings.

(a) Except as set forth on Schedule 4.5(a) of the Company Disclosure Letter, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5(b), the execution, delivery and performance of this Agreement (including the consummation by the Company of the Transactions) and the other Transaction Agreements to which the Company is a party by the Company do not and will not: (i) violate any provision of, or result in the breach of, any Applicable Legal Requirement to which any of the Group Companies is subject or by which any property or asset of any of the Group Companies is bound; (ii) conflict with or violate the Charter Documents of any of the Group Companies; (iii) violate any provision of or result in a breach, default or acceleration of, require a consent under, or create any right to payment under any Company Material Contract or Material Current Government Contract, or terminate or result in the termination of any Company Material Contract or Material Current Government Contract, or result in the creation of any Lien under any Company Material Contract or Material Current Government Contract upon any of the properties or assets of any of the Group Companies, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien; or (iv) result in a violation or revocation of any required Approvals, except to the extent that the occurrence of any of the foregoing items set forth in clauses (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or have a Company Material Adverse Effect.

(b) Assuming the truth and completeness of the representations and warranties of Parent contained in this Agreement, no consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement, any of the other Transaction Agreements to which it is a party or the consummation by the Company of the Transactions (including the Merger), except for: (i) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any similar foreign law; (ii) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a Company Material Adverse Effect; (iii) compliance with any applicable requirements of the securities laws; (iv) as otherwise disclosed on Schedule 4.5(b); and (v) the filing of the Certificate of Merger in accordance with the DGCL.

Section 4.6 Legal Compliance; Approvals.

(a) Each of the Group Companies has, since the Company’s inception, complied with, and is not currently in violation of, any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Group Companies, taken as a whole. No written, or to the Knowledge of the Company, oral notice of non-compliance with any Applicable Legal Requirements has been received since the Company’s inception by any of the Group Companies.

(b) Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

Section 4.7 Government Contracts. Schedule 4.7 of the Company Disclosure Letter sets forth a list of each Current Government Contract in existence as of the date hereof that involves aggregate payments to the Company or any of the Company Subsidiaries that are reasonably expected to be in excess of $250,000 (each, a “Material Current Government Contract”). Each Material Current Government Contract was legally awarded to the Company or a Company Subsidiary, as applicable. Each Material Current Government Contract: (i) is a legal, valid binding obligation of the Company or such Company Subsidiary, as applicable; and (ii) is in full force and effect and enforceable against the Company or such Company Subsidiary, as applicable, in accordance with its terms.

Section 4.8 Financial Statements.

(a) The Company has previously provided to Parent: (i) the audited consolidated balance sheets and consolidated statements of operations and comprehensive loss, changes in equity and cash flows of the Group Companies for the twelve-month period ended December 31, 2020 and December 31, 2019 together with the auditor’s reports thereon (the “Audited Financial Statements”); and (ii) an unaudited consolidated balance sheet and statements of operations and comprehensive loss and cash flows of the Group Companies as of and for the six-month period ended June 30, 2021 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 4.8(a) of the Company Disclosure Letter, the Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Group Companies as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal year-end adjustments).

(b) The Company has established and maintained a system of internal controls. To the Knowledge of the Company, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.

(c) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 4.9 No Undisclosed Liabilities. There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any of the Group Companies of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on the Financial Statements or disclosed in the notes thereto; (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business of the Group Companies; (c) incurred in connection with the transactions contemplated by this Agreement; or (d) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.10 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since December 31, 2020 through the date of this Agreement, except as required to respond to Pandemic

Measures, each of the Group Companies has conducted its business in the ordinary course consistent with past practice and there has not been: (a) any Company Material Adverse Effect; (b) any purchase, redemption or other acquisition by the Company of any of the shares of Company Common Stock, Company Preferred Stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such Company Common Stock, Company Preferred Stock or other securities, other than pursuant to the terms of a Company Option, other than the repurchase of unvested shares of Company Common Stock from former Company employees, consultants or other service providers; (c) any split, combination or reclassification of any of the shares of Company Common Stock or Company Preferred Stock; (d) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or Applicable Legal Requirements; (e) any change in the auditors of the Company; (f) except as set forth on Schedule 4.10(f) of the Company Disclosure Letter, any issuance of shares of Company Common Stock or Company Preferred Stock, other than in connection with the exercise of a Company Option; (g) any revaluation by the Company of any of its assets, including any sale of assets of the Company other than with respect to sales in the ordinary course of business; or (h) any action taken or agreed upon by any of the Group Companies that would be prohibited by Section 6.1 (other than clauses (a), (c), (d), (i), (j) and, to the extent related to the foregoing clauses, (n) thereof) if such action were taken on or after the date hereof without the consent of Parent.

Section 4.11 Litigation. Except as set forth on Schedule 4.11 of the Company Disclosure Letter or as would not be material to the Group Companies, taken as a whole, as of the date hereof, there are: (a) no pending or, to the Knowledge of the Company, threatened in writing, Legal Proceedings against any of the Group Companies or any of its properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such; (b) to the Knowledge of the Company, other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity pursuant to a Current Government Contract, no pending or threatened in writing, audits, examinations or investigations by any Governmental Entity against any of the Group Companies with regard to their actions as such; (c) no pending or threatened in writing Legal Proceedings by any of the Group Companies against any third party; (d) no settlements or similar agreements that imposes any material ongoing obligations or restrictions on any of the Group Companies; and (e) no Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon any of the Group Companies or any of their respective properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such.

Section 4.12 Company Benefit Plans.

(a) Schedule 4.12(a) of the Company Disclosure Letter sets forth a complete list of each material Company Benefit Plan, including all employment contracts or offer letters unless any such arrangement is in a form substantially similar to a form of employment contract or offer letter identified on Schedule 4.12(a) of the Company Disclosure Letter (which schedule includes a general description of groups of employees that has entered into agreements on such forms). “Company Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and each other retirement, supplemental retirement, deferred compensation, employment, bonus, incentive compensation, stock purchase, employee stock ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change of control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and all other employee benefit plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, which any Group Company sponsors or maintains for the benefit of its current or former employees, individuals who provide services and are compensated as individual independent contractors or directors, or with respect to which any Group Company has any direct or indirect present or future liability, including, without limitation, any liability on account of the Group Company’s affiliation with an ERISA Affiliate. Notwithstanding anything to the contrary herein, in the case of any representation or warranty contained in this Section 4.12 concerning an employee benefit plan that is a Company Benefit Plan on account of the Company’s affiliation with an ERISA Affiliate, such representation and warranty is made to the Knowledge of the Company.

(b) With respect to each Company Benefit Plan on Schedule 4.12(a) of the Company Disclosure Letter, the Company has made available to Parent or its representatives copies of, as applicable: (i) such Company Benefit Plan, or the applicable form listed on Schedule 4.12(a) of the Company Disclosure Letter, and any trust agreement relating to such plan; (ii) the most recent summary plan description for such Company Benefit Plan for which such summary plan description is required; (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service with respect to such Company Benefit Plan (if applicable); (iv) the most recent audited financial statements, and actuarial or other valuation reports; (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to such Company Benefit Plan; and (vi) any material non-routine correspondence with any Governmental Entity regarding any Company Benefit Plan since the Company’s inception.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole:

(i) each Company Benefit Plan has been administered in accordance with its terms and all Applicable Legal Requirements, including ERISA and the Code;

(ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made;

(iii) no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Company Benefit Plan;

(iv) with respect to any Company Benefit Plan no actions, suits, claims (other than routine claims for benefits in the ordinary course), audits, inquiries, proceedings or lawsuits are pending, or, to the Knowledge of the Company, threatened against any Company Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Company Benefit Plan with respect to the operation thereof; and

(v) no event has occurred, and to the Knowledge of the Company, no condition exists that would, by reason of the Company’s affiliation with any of its ERISA Affiliates, subject any Group Company to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Legal Requirements

(d) Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code: (A) has received a favorable determination or opinion letter as to its qualification; or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and to the Knowledge of the Company, nothing has occurred and no circumstances exist that would reasonably be expected to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, (i) no Company Benefit Plan covered by Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (a “Pension Plan”) has been terminated and no proceedings have been instituted to terminate or appoint a trustee to administer any such plan; (ii) no Pension Plan has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code or Section 302 or 304 of ERISA; (iii) no Pension Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (iv) neither the Company, any of its Subsidiaries, or any of their respective ERISA Affiliates has incurred any unsatisfied withdrawal liability to any “multiemployer plan” within the meaning of Section (3)(37) of ERISA (“Multiemployer Plan”) and the aggregate liabilities of the Group Companies to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each Multiemployer Plan ended prior to the date hereof, would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole and (v) to the Knowledge of the Company, no Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA. No Group Company nor any of their respective ERISA Affiliates has, within the past six years, sponsored, contributed to, been obligated to contribute to, or has any current or contingent liability in respect of a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, with respect to the Company Benefit Plans or their administrators or fiduciaries: (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened; and (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(g) Except as would not reasonably be expected to result in material liabilities to the Group Companies, taken as a whole, since December 31, 2020, (i) no Group Company has been party to any proceeding, order, dispute, or claim involving any joint employer or co-employer causes of action by any individual who was employed or engaged by a third party and providing services to any Group Company; and (ii) no Group Company has been deemed to be, or to the Knowledge of the Company alleged to be, in a joint-employment, co-employment, or similar relationship with any third party, with respect to any of the Group Company’s employees or individual independent contractors

(h) None of the Company Benefit Plans provides for, and the Group Companies have no liability in respect of, post-retiree or post-employment health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Legal Requirements and at the sole expense of such participant or the participant’s beneficiary.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s) and in any material respect: (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of the Group Companies or under any Company Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, contractor or director of the Group Companies or under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Group Companies or under any Company Benefit Plan; or (iv) result in any limit on the right to merge, amend or terminate any Company Benefit Plan.

(j) Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event(s), give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code or any excise tax owing under Section 4999 of the Code.

(k) The Company maintains no obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(l) Each Company Benefit Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, operated and maintained in compliance with Section 409A of the Code in all material respects.

Section 4.13 Labor Relations.

(a) The Company has made available to the Parent a complete list of all employees of the Group Companies as of the date of this Agreement and, as applicable, their classification as exempt or non-exempt under the Fair Labor Standards Act, employer, title and/or job description, job location (city and state) and base compensation and any bonuses paid with respect to the 2020 fiscal year; provided that such list may be anonymized in order to comply with Applicable Legal Requirements relating to the transfer or disclosure of personally identifiable information, data privacy, or otherwise. As of the date of this Agreement, all employees of the Group Companies are legally permitted to be employed by the Group Companies in the jurisdiction in which such employees are employed in their current job capacities.

(b) No Group Company is a party to or negotiating any collective bargaining agreement with respect to employees of any Group Company.

(c) Except as would not reasonably be expected to result in material liabilities to the Group Companies, taken as a whole, since the Company’s inception, there have been no strikes, work stoppages, slowdowns, lockouts, arbitrations, or material grievances or other labor disputes (including unfair labor practice charges, grievances, or complaints) pending, or, to the Knowledge of the Company, threatened against or involving any Group Company. Since the Company’s inception, (i) no labor union or other labor organization, or group of employees of any Group Company, has made a written demand for recognition or certification with respect to any employees of any Group Company, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any similar labor relations tribunal or authority, (ii) to the Knowledge of the Company, there have been no pending or threatened union organizing activities with respect to employees of any Group Company, and (iii) there has been no actual or, to the Knowledge of the Company, threatened, material unfair labor practice charges against any Group Company.

(d) As of the date hereof, there are no, and since the Company’s inception through the date hereof, there has been no, complaints, charges or claims against the Company pending or, to Knowledge of the Company, threatened before any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment, termination of employment or failure to employ by any Group Company, of any individual, except for those complaints, charges or claims which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(e) The Group Companies are, and since the Company’s inception through the date hereof, have been, in compliance in all material respects with all Legal Requirements relating to the employment of labor, including all such Legal Requirements relating to wages (including minimum wage and overtime), hours or work, child labor, discrimination, civil rights, withholdings and deductions, classification and payment of employees, independent contractors, and consultants, employment equity, the federal Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state or local “mass layoff” or “plant closing” Legal Requirement, collective bargaining, occupational health and safety, workers’ compensation, and immigration, except for instances of noncompliance which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Group Companies within the six months prior to the date of this Agreement and no such events are reasonably expected to occur prior to Closing.

(f) Except as would not reasonably be expected to result in material liabilities to the Group Companies, taken as a whole, since the Company’s inception, (i) each of the Group Companies has withheld all amounts required by Legal Requirements or by agreement to be withheld from the wages, salaries and other payments that have become due and payable to employees; (ii) each of the Group Companies has paid in full to all employees and individual independent contractors all wages, salaries, commissions, bonuses and other compensation due and payable to or on behalf of such employees and such individual independent contractors; (iii) to the Knowledge of the Company, each individual who since the Company’s inception has provided or is providing services to any Group Company, and has been classified as (y) an independent contractor, consultant, leased employee, or other non-employee service provider, or (z) an exempt employee, has been properly classified as such under all Applicable Legal Requirements relating to wage and hour and Tax; and (iv) no Group Company has been liable for any arrears of wages, compensation or related Taxes, penalties, or other sums with respect to its employees.

(g) To the Knowledge of the Company, no senior executive has provided oral or written notice, and no key employee of the Group Companies has provided written notice, of any present intention to terminate his or her relationship with any Group Company within the first twelve (12) months following the Closing.

(h) Since the Company’s inception, there have been no material employment discrimination or employment harassment allegations made in writing raised, brought, or settled or, to the Knowledge of the Company, threatened, relating to any appointed officer or director of any Group Company involving or relating to his or her services provided to the Group Companies that would reasonably be expected to result in any material liability to the Group Companies, taken as a whole. The policies and practices of the Group Companies comply in all material respects with all federal, state, and local Legal Requirements concerning employment discrimination and employment harassment, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(i) Except as would not reasonably be expected to result in material liabilities to the Group Companies, taken as a whole, since the Company’s inception, (i) no Group Company has been party to any proceeding, order, dispute, or claim involving any joint employer or co-employer causes of action by any individual who was employed or engaged by a third party and providing services to any Group Company; and (ii) no Group Company has been deemed to be, or to the Knowledge of the Company alleged to be, in a joint-employment, co-employment, or similar relationship with any third party, with respect to any of the Group Company’s employees or individual independent contractors.

(j) The execution and delivery of this Agreement and the other Transaction Agreements and the performance of this Agreement and the Transactions do not require the Company to seek or obtain any consent, engage in consultation with, or issue any notice to any unions or labor organizations.

Section 4.14 Real Property; Tangible Property.

(a) The Group Companies do not own any real property.

(b) Schedule 4.14(b) of the Company Disclosure Letter lists, as of the date of this Agreement, all material real property leased by the Group Companies (the “Leased Real Property”). The Company or one of the Company Subsidiaries has a valid, binding and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property and each of the leases, lease guarantees, agreements and documents related to any Leased Real Property, including all amendments, terminations and modifications thereof, is in full force and effect. The Company has made available to Parent true, correct and complete copies of all material Leased Real Property. None of the Group Companies is in breach of or default under any Leased Real Property lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a breach or default, except for such breaches or defaults as would not individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. None of the Group Companies has received written notice from, or given any written notice to, any lessor of such Leased Real Property of, nor is there any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Leased Real Property. No party to any Leased Real Property lease has exercised any termination rights with respect thereto.

(c) The Company or one of the Company Subsidiaries owns and has good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets or personal property (together with the Intellectual Property rights and contractual rights), free and clear of all Liens other than: (i) Permitted Liens; and (ii) the rights of lessors under any leases. The material tangible assets or personal property of the Group Companies: (A) constitute all of the assets, rights and properties that are necessary for the operation of the businesses of the Group Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Group Companies as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Group Companies, taken as a whole.

Section 4.15 Taxes.

(a) All material Tax Returns required to be filed by (or with respect to) the Group Companies have been timely filed (after giving effect to any valid extensions), and all such Tax Returns are true, correct and complete in all material respects.

(b) The Group Companies have paid all material amounts of their Taxes which are due and payable. All material Taxes incurred but not yet due and payable (i) for periods covered by the Financial Statements have been accrued and adequately disclosed on the Financial Statements of the Group Companies in accordance with GAAP, and (ii) for periods not covered by the Financial Statements have been accrued on the books and records of the Group Companies.

(c) The Group Companies have complied in all material respects with all Applicable Legal Requirements relating to the withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by Applicable Legal Requirements to be withheld by the Group Companies have been withheld and paid over to the appropriate Governmental Entity.

(d) No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against any Group Company (nor to the Knowledge of the Company is there any), which deficiency has not been paid, resolved, or being contested in good faith in appropriate Legal Proceedings and for which sufficient reserves have been established on the Financial Statements in accordance with GAAP. No material audit or other proceeding by any Governmental Entity is currently pending or threatened in writing against any Group Company with respect to any Taxes due from such entities (and, to the Knowledge of the Company, no such audit is pending or contemplated).

(e) There are no liens for material amounts of Taxes (other than Permitted Liens) upon any of the assets of the Group Companies.

(f) There are no Tax indemnification agreements or Tax sharing agreements under which any Group Company could be liable after the Closing Date for the Tax liability of any Person other than one or more of the Group Companies, except for customary agreements or arrangements with customers, vendors, lessors, lenders and the like or other similar agreements, in each case, that do not relate primarily to Taxes.

(g) None of the Group Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the past two years.

(h) None of the Group Companies has entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) No Group Company: (i) has any liability for the Taxes of another Person (other than another Group Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Legal Requirement) or as a transferee or a successor; or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company (or another Group Company).

(j) No Group Company has consented to waive or extend the time in which any material Tax may be assessed or collected by any Governmental Entity (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which extension is still in effect, and no written request for any such waiver or extension is currently pending.

(k) No Group Company has a permanent establishment in any country other than the country of its organization or has been subject to income Tax in a jurisdiction outside the country of its organization, in each case, where it is required to file a material income Tax Return and does not file such Tax Return.

(l) No Group Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing; (ii) any change in method of accounting on or prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax Legal Requirements); (iii) other than in the ordinary course of business a prepaid amount received or deferred revenue recognized on or prior to the Closing; (iv) any intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local Tax Legal Requirements) that occurred or existed prior to the Closing; (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax Legal Requirements entered into prior to the Closing; or (vi) an inclusion under Section 965 of the Code.

(m) The Company is not, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(n) No claim has been made in writing (nor to the Knowledge of the Company is any such claim pending or contemplated) by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(o) As of the date of this Agreement, the Company is not aware of any fact or circumstances that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.16 Environmental Matters. Each of the Group Companies is in compliance with all Environmental Laws, except for any such instance of non-compliance that would not reasonably be expected to be material to the Group Companies taken as a whole. The Group Companies have obtained, hold, are, and since the Company’s inception have been, in material compliance with all permits required under applicable Environmental Laws to permit the Group Companies to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Group Companies as currently conducted, except where the absence of, or failure to be in material compliance with, any such permit would not reasonably be expected to be material to the Group Companies taken as a whole. Except as set forth on Schedule 4.16 of the Company Disclosure Letter, there are no written claims or notices of violation pending or, to the Knowledge of the Company, threatened in writing against any of the Group Companies alleging violations of or liability under any Environmental Law, except for any such claim or notice that would not reasonably be expected to be material to the Group Companies. Neither the Group Companies nor, to the Knowledge of the Company, any other Person has disposed of or released any Hazardous Material at, on or under the any facility currently or formerly owned or operated by any of the Group Companies or any third-party site, in each case in a manner that would be reasonably likely to give rise to a material liability of the Group Companies for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under any Environmental Laws. None of the Group Companies has agreed to indemnify any Person or assumed by Contract the liability of any third party arising under Environmental Law. The Group Companies have made available to Parent copies of all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of, or conducted by, the Group Companies with respect to compliance or liabilities under Environmental Law.

Section 4.17 Brokers; Third Party Expenses. Except as reflected on Schedule 4.17, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which Parent or any of the Group Companies would be liable in connection with the transactions contemplated by this Agreement or the Transactions based upon arrangements made by any of the Group Companies or any of their Affiliates.

Section 4.18 Intellectual Property.

(a) Schedule 4.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of each registered Patent and Patent application, registered Trademark and application for Trademark registration, registered Copyright, internet domain name, and material unregistered Trademark which any of the Group Companies has (or purports to have) an ownership interest or an exclusive license or similar exclusive right in any field or territory, whether in the United States or internationally (in each case setting forth the applicable jurisdiction, title, application and registration or serial number and date, and record owner and, if different, the legal owner and beneficial owner).

(b) The Company or one of the Company Subsidiaries owns, or has the right to use pursuant to a valid license, sublicense, or other written agreement all Intellectual Property material to the conduct and operation of the business of the Group Companies, as presently conducted and as proposed to be conducted immediately following the Closing. The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property free and clear of all Liens (other than Permitted Liens).

(c) Except in relation to the disputes disclosed on Schedule 4.18(c)(i) of the Company Disclosure Letter, the conduct and operation of the business of the Group Companies as presently conducted and as proposed to be conducted immediately following the Closing (including the creation, licensing, marketing, importation, offering for sale, sale, or use of the products and services of the business of the Group Companies), and the Owned Intellectual Property has not infringed, misappropriated (or constituted or resulted from a misappropriation of) or otherwise violated, and are not infringing, misappropriating (or constitute or result from the misappropriation of) or otherwise violating any Intellectual Property of any Person. Except in relation to the disputes disclosed on Schedule 4.18(c)(i) of the Company Disclosure Letter, none of the Group Companies has received from any Person since the Company’s inception any written (or to the Knowledge of the Company, oral) notice, charge, complaint, claim or other assertion (i) of any infringement, misappropriation or other violation of any Intellectual Property of any Person or (ii) contesting the use, ownership, validity or enforceability of any of the Owned Intellectual Property. Except in relation to the disputes disclosed on Schedule 4.18(c)(i) of the Company Disclosure Letter, to the Knowledge of the Company, no other Person has infringed, misappropriated or violated, or is infringing, misappropriating or violating, any Intellectual Property of any of the Group Companies, and no such claims have been made in writing against any Person by any of the Group Companies since the Company’s inception. Except in relation to the disputes disclosed on Schedule 4.18(c)(i) of the Company Disclosure Letter, none of the Owned Intellectual Property is subject to any pending or outstanding Order, settlement, consent order or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any Owned Intellectual Property.

(d) To the Knowledge of the Company, no past or present director, officer or employee of any of the Group Companies owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any material Owned Intellectual Property. Each of the present employees, consultants and independent contractors of the Group Companies who are engaged in creating or developing for or on behalf of such Group Company any material Owned Intellectual Property in the course of such Person’s employment or engagement has executed and delivered a written agreement, pursuant to which such Person has: (i) agreed to hold all confidential information of such Group Company in confidence both during and after such Person’s employment or retention, as applicable; and (ii) presently assigned to such Group Company all of such Person’s rights, title and interest in and to all Owned Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby. To the Knowledge of the Company, there is no material uncured breach by any such Person with respect to material Owned Intellectual Property under any such agreement.

(e) Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, value and confidentiality of all Trade Secrets constituting Owned Intellectual Property and that are material to the business of the Group Companies, and all Trade Secrets of any Person to whom any Group Company has a contractual confidentiality obligation with respect to such Trade Secrets. No Trade Secret that is material to the business of the Group Companies has been authorized to be disclosed, or, to the Knowledge of the Company, has been disclosed to any other Person, other than as subject to a written agreement restricting the disclosure and use of such Trade Secret. No source code constituting Owned Intellectual Property has been delivered, licensed or made available by any Group Company to, or accessed by, any escrow agent or other Person, other than employees or contractors of such Group Company subject to written agreements restricting the disclosure and use of such source code.

(f) No open source software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, maintenance, operation, delivery or provision of any computer software that is part of the services or products currently offered by, utilized by or under development by, the Group Companies, in each case, in a manner that requires or obligates any Group Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code constituting Owned Intellectual Property; (ii) license any computer software constituting Owned Intellectual Property for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any computer software constituting Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents. Each Group Company is in compliance with the terms and conditions of all relevant licenses for open source software used in connection with services or products currently offered by, otherwise utilized by or under development by the Group Companies.

(g) No Governmental Entity has any: (i) ownership interest or exclusive license in or to any material Owned Intellectual Property; (ii) “unlimited rights” (as defined in 48 C.F.R. § 52.227-14 and in 48 C.F.R. § 252.227-7013(a)) in or to any of the software constituting Owned Intellectual Property; or (iii) “march in rights” (pursuant to 35 U.S.C. § 203) in or to any Patents constituting material Owned Intellectual Property. No funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Owned Intellectual Property.

(h) The Company or one of the Company Subsidiaries owns or has a valid right to access and use pursuant to a written agreement all Company IT Systems. The Company IT Systems: (i) are adequate in all material respects for the operation and conduct of the business of the Group Companies as currently conducted; and (ii) do not contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) materially disrupt or adversely affect the functionality of the Company IT Systems, except as disclosed in their documentation or (B) enable or assist any Person to access without authorization any Company IT Systems. Since the Company’s inception, there has been no unauthorized access to, breach or violation of, or security incidents impacting the integrity and availability of any Company IT Systems. Since the Company’s inception, there have been no failures, breakdowns, continued substandard performance, data loss, material outages, material unscheduled downtime or other adverse events affecting any such Company IT Systems that have caused or could reasonably be expected to result in the substantial disruption of or interruption in or to the use of such Company IT Systems or the conduct and operation of the business of the Group Companies.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with any other event) will result in the: (i) loss or impairment of, or any Lien on, any Owned Intellectual Property or material Licensed Intellectual Property; (ii) release, disclosure or delivery of any source code constituting Owned Intellectual Property to any Person; (iii) grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned Intellectual Property; or (iv) payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Owned Intellectual Property or material Licensed Intellectual Property.

Section 4.19 Privacy & Cybersecurity; HIPAA Compliance.

(a) The Group Companies and, to the Knowledge of the Company, any Person acting for or on the Group Companies’ behalf has at all times since the Company’s inception (in the case of any such Person, during the time such Person was acting for or on behalf of any of the Group Companies) materially complied, as applicable to the Group Companies, with: (i) all applicable Privacy Laws; (ii) all of the Group Companies’ policies and notices regarding Personal Information (“Group Companies’ Privacy Notices”); and (iii) all of the Group Companies’ obligations regarding Personal Information under any Company Material Contract. Since the Company’s inception, none of the Group Companies has received any written notice of any claims (including written notice from third parties acting on its or their behalf), of or been charged with, the violation of, any Privacy Laws. None of the Group Companies’ Privacy Notices have contained any material omissions or been misleading or deceptive.

(b) Except as reflected on Schedule 4.19(b), each of the Group Companies has since the Company’s inception used reasonable efforts to: (i) implement and maintain in all material respects reasonable safeguards to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, destruction, modification or disclosure; and (ii) require all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of such Group Company that obligate such Persons to comply with applicable Privacy Laws in all material respects and to take reasonable steps to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, destruction modification or disclosure. Any third party who has provided Personal Information to such Group Company since the Company’s inception has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required under such Privacy Laws.

(c) Since the Company’s inception, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information and other confidential data in the possession or control of any of the Group Companies or collected, used or processed by or on behalf of the Group Companies and none of the Group Companies have provided or been legally or contractually required to provide any notices to any Person in connection with unauthorized access to or disclosure of Personal Information since the Company’s inception. Since the Company’s inception, the Group Companies have implemented reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans, to the extent required, to safeguard the data and Personal Information in its possession or control. The Company has conducted commercially reasonable data security testing or audits at reasonable and appropriate intervals and has resolved or remediated any material data security issues or vulnerabilities identified. None of the Group Companies nor any third party acting at the direction or authorization of such Group Companies has paid: (i) any perpetrator of any data breach incident or cyber-attack; or (ii) any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party.

(d) The Group Companies have been in compliance with all applicable Contracts that involve the use, disclosure, or access to individually identifiable health information, including, compliance with the applicable provisions of HIPAA.

Section 4.20 Agreements, Contracts and Commitments.

(a) Schedule 4.20 of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean each of the following Contracts to which any of the Group Companies is a party:

(i) Each Contract continuing over a period of more than twelve (12) months from the date thereof and not terminable by the Company upon sixty (60) days’ or less notice without liability or penalty (other than (A) agreements for the provision of Company’s products or services and (B) purchase orders with suppliers or customers, in each case (A) and (B), entered into in the ordinary course of business) that the Company reasonably anticipates will involve annual payments or consideration furnished by or to any of the Group Companies of more than $2,500,000;

(ii) Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed by any of the Group Companies from a third party, in each case, having an outstanding principal amount in excess of $2,500,000, but excluding guarantees of performance under Government Contracts entered into in the ordinary course of business;

(iii) Each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of any of the Group Companies (other than in the ordinary course of business), in each case, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business) occurring in the last five years and/or relating to the pending or future acquisitions or dispositions;

(iv) Each obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(v) Each collective bargaining agreement with any labor union;

(vi) Each employment or consulting (with respect to an individual independent contractor) Contract providing for annual base salary or annual commitment consulting fee payments in excess of $350,000, excluding any such employment, consulting, or management Contract that either: (A) is terminable by the Company or the applicable Company Subsidiary at will; or (B) provides for severance, notice and/or garden leave obligations of 90 days or less or such longer period as is required by Applicable Legal Requirements;

(vii) Each lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case, (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property; and (B) involves annual payments in excess of $2,500,000;

(viii) Each joint venture Contract, partnership agreement or limited liability company agreement with a third party (in each case, other than with respect to wholly owned Company Subsidiaries);

(ix) Each Contract, other than teaming agreements entered into in connection with the pursuit of a specific Government Contract or subcontract thereto or customary non-disclosure agreements, that purports to limit or contains covenants expressly limiting in any material respect the freedom of any of the Group Companies to: (A) compete with any Person in a product line or line of business, (B) otherwise develop, market, sell, distribute or otherwise exploit any service or products; or (C) operate in any geographic area;

(x) Each Contract (other than those made in the ordinary course of business): (A) providing for the grant of any preferential rights to purchase or lease any material asset (other than any services or products) of the Group Companies; or (B) providing for any right (exclusive or non-exclusive) to sell or distribute any material product or service of any of the Group Companies;

(xi) Each Contract pursuant to which any of the Group Companies licenses material Intellectual Property from a third party, other than click-wrap, shrink-wrap and off-the-shelf software licenses, and any other software licenses that are available on standard terms to the public generally with license, maintenance, support and other fees less than $50,000 per year;

(xii) Each Contract containing an assignment or license to any third party of any material Owned Intellectual Property, or any covenant not to assert or enforce, any material Owned Intellectual Property against any third party, in each case, except non-exclusive licenses or covenants not to assert or enforce any such Intellectual Property granted by any Group Company to any third parties (including customers, suppliers, consultants, and independent contractors) in the ordinary course of business;

(xiii) Each Contract containing a license to any Group Company under any Licensed Intellectual Property;

(xiv) Each Contract pursuant to which any material Owned Intellectual Property is or was developed by any third party for any Group Company (in each case excluding (i) non-exclusive licenses to “off the shelf” third party computer software that is licensed on generally available, standard commercial terms and (ii) licenses for open-source software);

(xv) Each Contract that contains a most-favored nations clause, non-competition covenant, non-solicitation of employees, customers or clients covenant or any other covenant that restricts, precludes or limits any of the Group Companies (or purports to bind any Affiliate thereof) from operating or freely engaging in any line of business or in any geographic location or with any Person or during any period of time, or from developing, marketing, selling, distributing or otherwise exploiting any service or products;

(xvi) All Contracts that grant to any counterparty to such Contract a right of first refusal, first offer or first negotiation, or similar right with respect to any material assets, rights, or properties of the Group Companies;

(xvii) All Contracts that contain indemnification provisions, an earn-out or the payment of a deferred purchase price other than in the ordinary course of business;

(xviii) All Contracts that are settlement, conciliation, or similar agreements, other than releases entered into with former employees or independent contractors in the ordinary course of business;

(xix) All Contracts involving transactions with an Affiliate of the Company;

(xx) each Leased Real Property lease; and

(xxi) Each obligation to register any Company Common Stock, Company Preferred Stock or other securities of the Company with any Governmental Entity.

(b) All Company Material Contracts are: (i) in full force and effect, subject to the Remedies Exception; and (ii) represent the valid and binding obligations of the Company or one of the Company Subsidiaries party thereto and, to the Knowledge of the Company, represent the valid and binding obligations of the other parties thereto. True, correct and complete copies of all Company Material Contracts have been made available to Parent. None of the Group Companies nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any of the Company Material Contracts, and no party to any Company Material Contract has given any written or, to the Knowledge of the Company, oral, claim or notice of any such breach, default or event, which individually or in the aggregate, would be reasonably likely to be material to the Group Companies, taken as a whole.

Section 4.21 Insurance. Schedule 4.21 of the Company Disclosure Letter contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Group Companies as of the date of this Agreement (collectively, the “Insurance Policies”), which policies are in full force and effect as of the date of this Agreement. True and complete copies of the Insurance Policies (or, to the extent such policies are not available, policy binders) have been made available to Parent or its representatives. As of the date of this Agreement, none of the Group Companies has received any written notice from any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such insurance policies due and payable as of the date of this Agreement have been paid. As of the date of this Agreement, there is no pending material claim by any Group Company against any insurance carrier for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 4.22 Affiliate Matters. Except: (a) the Company Benefit Plans; (b) Contracts relating to labor and employment matters set forth on Schedule 4.13 of the Company Disclosure Letter; (c) for Contracts pertaining to securities of the Company listed in the Capitalization Ledger; and (d) Contracts between or among the Group Companies, none of the Group Companies is party to any Contract with any: (i) present or former officer, director, employee or Company Stockholder or a member of his or her immediate family of any of the Group Companies; or (ii) Affiliate of the Company (other than commercial contracts on arms-length terms). To the Knowledge of the Company, no present or former officer, director, employee, Company Stockholder or holder of derivative securities of the Company (each, an “Insider”) or any member of an Insider’s immediate family is, directly or indirectly, interested in any Contract with any of the Group Companies (other than such Contracts as relate to any such Person’s ownership of Company Common Stock, Company Preferred Stock or other securities of the Company or such Person’s employment or consulting arrangements with the Group Companies or commercial contracts on arms-length terms).

Section 4.23 Certain Provided Information. The information relating to the Group Companies supplied by the Company for inclusion in the Registration Statement or the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading at (a) the time that such information is filed with the SEC (provided, if such information is revised by any subsequently filed amendment to the Registration Statement prior to the time that the Registration Statement is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision); (b) at the time the Registration Statement is declared effective by the SEC; (c) the time that the Proxy Statement/Prospectus included in the Registration Statement is first mailed to the holders of Parent Class A Stock; or (d) at the time of the Special Meeting. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement, the Proxy Statement/Prospectus or any Parent SEC Reports or Additional Parent SEC Reports.

Section 4.24 Absence of Certain Business Practices.

(a) Since the Company’s Inception: (i) the Group Companies and their respective directors and officers (in their capacities as such) and, to the Knowledge of the Company, their respective employees or agents (in their capacities as such) have been in material compliance with all applicable Specified Business

Conduct Laws; and (ii) none of the Group Companies has: (A) received written notice, inquiry or internal or external allegation of or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to any actual or potential violation of any Specified Business Conduct Law; or (B) been a party to or the subject of any pending or, to the Knowledge of the Company, threatened in writing Legal Proceeding or, to the Knowledge of the Company, investigation by or before any Governmental Entity related to any actual or potential violation of any Specified Business Conduct Law.

(b) None of the Group Companies, nor any of their respective directors or officers, nor to the Knowledge of the Company, any of their respective employees or agents is the subject or target of any sanctions or the target of restrictive export controls administered by the U.S. government, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, or the European Union.

(c) None of the Group Companies, their respective directors or officers, or, to the Knowledge of the Company, their respective employees or agents is a person who is, or is owned or controlled by a person who is, the subject or target of any economic or financial sanctions or is located, organized or resident in a country or territory that is the subject of sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, including currently, Crimea, Cuba, Iran, North Korea, and Syria. None of the Group Companies’ products are identified or described on the Commerce Control List of the EAR or otherwise controlled for export.

(d) None of the Group Companies, their respective directors or officers (in their capacities as such), or, to the Knowledge of the Company, their respective employees or agents (in their capacities as such) is subject to any pending Legal Proceeding by any Governmental Entity, and, to the Knowledge of the Company, no such Legal Proceeding is threatened in writing, alleging that any of the Group Companies or such Person has offered, made or received on behalf of any of the Group Companies any illegal payment of any kind, directly or indirectly, including payments, gifts or gratuities, to any Person, including any United States federal, state, local or foreign government officeholder, official, employee or agent or any candidate therefor.

Section 4.25 Government Grants and Incentives. Schedule 4.25 of the Company Disclosure Letter provides a complete list of all pending and outstanding grants, incentives, benefits, qualifications and subsidies from any Governmental Entity granted to the Company or any of its Subsidiaries (collectively, “Government Grants”). The Group Companies do not have any obligation whatsoever with respect to royalties or other payments relating to, arising out of or in connection with the Government Grants identified or required to be identified in Schedule 4.25 of the Company Disclosure Letter. The Group Companies are in material compliance with all of the terms, conditions and requirements of their respective Government Grants and have duly fulfilled all the undertakings relating thereto. None of the Group Companies or their agents, contractors, vendors, or licensors has developed any material Owned Intellectual Property through the application of any financing made available by any Government Grants, and no material Owned Intellectual Property is subject to any assignment, grant-back, license or other right of any Governmental Entity as a result of any Government Grants.

Section 4.26 OIG. To the Group Companies’ Knowledge, none of the employees of the Group Companies are included on the List of Excluded Individuals/Entities maintained by the Office of Inspector General of the United States Department of Health and Human Services.

Section 4.27 Suppliers and Customers.

(a) The Group Companies have no customers.

(b) Schedule 4.27(b) of the Company Disclosure Letter lists the 20 largest suppliers (by committed amounts paid/payable to such suppliers) of the Group Companies, during the 12-month period ended June 30, 2021 (each, a “Top Supplier”). Since the commencement of such 12-month period until the date of this Agreement, (i) no such Top Supplier has terminated, or otherwise materially and adversely modified, its relationship with the Group Companies and (ii) none of the Group Companies has received written notice from any such Top Supplier notifying any of the Group Companies that such Top Supplier intends to terminate, or otherwise materially and adversely modify, its relationship with the Group Companies.

Section 4.28 Disclaimer of Other Warranties. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE V, NONE OF PARENT, MERGER SUB, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PARENT, MERGER SUB, OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (a) NONE OF PARENT, MERGER SUB, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY, COMPANY STOCKHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PARENT AND MERGER SUB TO THE COMPANY IN ARTICLE V; AND (b) NONE OF PARENT, MERGER SUB, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE COMPANY, COMPANY STOCKHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (i) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF PARENT OR MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (ii) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (iii) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO PARENT, MERGER SUB, OR ANY OF THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE V OF THIS AGREEMENT. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF PARENT, MERGER SUB, AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE V OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 4.28, CLAIMS AGAINST PARENT, MERGER SUB, OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE V BY SUCH PERSON.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except: (a) as set forth in the letter dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”); and (b) as disclosed in the Parent SEC Reports filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports) excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, Parent and Merger Sub represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

Section 5.1 Organization and Qualification.

(a) Each of Parent and Merger Sub is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and as of immediately prior to the Closing, will be a company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Each of Parent and Merger Sub has the requisite corporate or limited liability power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to Parent and Merger Sub, taken as a whole.

(c) None of Parent or Merger Sub are in violation of any of the provisions of their respective Charter Documents.

(d) Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Each jurisdiction in which Parent and Merger Sub are so qualified or licensed is listed on Schedule 5.1(d) of the Parent Disclosure Letter.

Section 5.2 Parent Subsidiaries. Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated, other than Merger Sub. Merger Sub has no assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement. Merger Sub is an entity that has been formed solely for the purpose of engaging in the Transactions.

Section 5.3 Capitalization.

(a) As of the date of this Agreement: (i) 380,000,000 Class A common shares of Parent, par value $0.0001 per share, which shares of Class A Common Stock shall be reclassified immediately prior to the Closing into common stock, par value $0.0001 per share of Parent (such shares, prior to and following such reclassification, referred to herein as “Parent Class A Stock”), are authorized and 55,200,000 shares of Parent Class A Stock are issued and outstanding; (ii) 20,000,000 Class B common shares of Parent, par value $0.0001 per share (“Parent Class B Stock” and, together with the Parent Class A Stock, the “Parent Shares”), are authorized and 13,800,000 shares of Parent Class B Stock are issued and outstanding; (iii) upon the closing of the transactions contemplated by the Equity Financing Agreements, Parent has committed to issue up to 120,000,000 shares of Parent Class A Stock to the Equity Financing Investors; (iv) 8,693,333 warrants to purchase one share of Parent Class A Stock (the “Private Placement Warrants”) are outstanding; and (v) 11,040,000 warrants to purchase one share of Parent Class A Stock (the “Public Warrants”, collectively with the Private Placement Warrants, the “Parent Warrants”) are outstanding. All outstanding Parent Class A Stock, Parent Class B Stock, Private Placement Warrants and Public Warrants have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights.

(b) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Parent.

(c) Except for the Parent Warrants and the Equity Financing Agreements, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, restricted stock units, commitments or Contracts of any kind to which Parent or Merger Sub is a party or by which any of them is bound obligating Parent or Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional Parent Shares, Merger Sub Common Stock or any other shares of capital stock or membership interests other interest or participation in, or any security convertible or exercisable for or exchangeable into Parent Shares, Merger Sub Common Stock or any other shares of capital stock or membership interests or other interest or participation in Parent or Merger Sub.

(d) Each Parent Share, share of Merger Sub Common Stock and Parent Warrant: (i) has been issued in compliance in all material respects with: (A) Applicable Legal Requirements; and (B) the Charter Documents of Parent or Merger Sub, as applicable; and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Applicable Legal Requirements, the Charter Documents of Parent or Merger Sub, as applicable or any Contract to which any of Parent or Merger Sub is a party or otherwise bound by.

(e) All outstanding shares of capital stock of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly-owned Subsidiary of Parent, free and clear of all Liens (other than Permitted Liens).

(f) Subject to approval of the Parent Stockholder Matters, the shares of Parent Class A Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Parent and will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable securities Legal Requirements).

(g) Each holder of any of Parent Shares initially issued to the Sponsor in connection with Parent’s initial public offering: (i) is obligated to vote all of such Parent Shares in favor of approving the Transactions; and (ii) is not entitled to elect to redeem any of such Parent pursuant to the Parent Organizational Documents.

(h) Except as set forth in the Parent Organizational Documents and in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound with respect to any ownership interests of Parent.

(i) The holders of the Parent Class B Stock have irrevocably waived any adjustment to the Initial Conversion Ratio (as defined in the Parent Charter).

Section 5.4 Authority Relative to this Agreement.

(a) Each of Parent and Merger Sub has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions (including the Merger). The execution and delivery by Parent and Merger Sub of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by Parent and Merger Sub of the Transactions (including the Merger) have been duly and validly authorized by all necessary corporate or limited liability company action on the part of each of Parent and Merger Sub, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the other Transaction Agreements to which each of them is a party or to consummate the transactions contemplated thereby, other than approval of the Parent Stockholder Matters. This Agreement and the other Transaction Agreements to which each of them is a party have been, or in the case of any Transaction Agreements to be executed at or in connection with the Closing, will be duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute or will constitute the legal and binding obligations of Parent and Merger Sub (as applicable), enforceable against Parent and Merger Sub (as applicable) in accordance with their terms, subject to the Remedies Exception.

(b) The Parent Stockholder Approval is the only vote of the holders of any class or series of capital stock of Parent required to approve and adopt this Agreement and approve the Transactions.

(c) At a meeting duly called and held, the board of directors of Parent has: (i) determined that it is in the best interests of Parent and the stockholders of Parent, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved this Agreement and the Transactions, including the Merger in accordance with the DGCL, on the terms and subject to the conditions of this Agreement; and (iv) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of Parent.

Section 5.5 No Conflict; Required Filings and Consents.

(a) Neither the execution, delivery nor performance by Parent and Merger Sub of this Agreement or the other Transaction Agreements to which each of them is a party, nor (assuming approval of the Parent Stockholder Matters is obtained) the consummation of the Transactions shall: (i) conflict with or violate their respective Charter Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 5.5(b) are duly and timely obtained or made, conflict with or violate any Applicable Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair their respective rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any Parent Material Contracts, except, with respect to clause (iii), as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) The execution and delivery by each of Parent and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the Certificate of Merger in accordance with the DGCL; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business; (iii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder; and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or prevent the consummation of the Merger.

Section 5.6 Compliance; Approvals. Since its incorporation or organization, as applicable, each of Parent and Merger Sub has complied in all material respects with and has not been in violation of any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation or organization, as applicable, to the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has been pending or threatened. No written, or to the Knowledge of Parent, oral notice of non-compliance with any Applicable Legal Requirements has been received by Parent or Merger Sub. Each of Parent and Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to Parent and Merger Sub, taken as a whole.

Section 5.7 Parent SEC Reports and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act since the initial registration of Parent Class A Stock to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Parent SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Parent SEC Reports”). All Parent SEC Reports, Additional Parent SEC Reports, any correspondence from or to the SEC or Nasdaq (other than such correspondence in connection with the initial public offering of Parent) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. Parent has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. The Parent SEC Reports were, and the Additional Parent SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the

Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not, and the Additional Parent SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. None of Parent (including any employee thereof), Merger Sub or Parent’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent other than the material weakness identified in connection with the Warrant Accounting Issue disclosed in Parent’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021 filed with the SEC on May 26, 2021 (the “Parent Q1 2021 Quarterly Report”), (B) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (C) any claim or allegation regarding either (A) or (B). To resolve the Warrant Accounting Issue, the Parent Q1 2021 Quarterly Report classified the Parent Warrants as derivative liabilities measured at fair value in the financial statements and notes contained therein.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Parent SEC Reports will fairly present, the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

Section 5.8 Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since December 31, 2020, there has not been: (a) any Parent Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities; (c) any split, combination or reclassification of any of Parent’s capital stock; (d) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP (or any interpretation thereof) or Applicable Legal Requirements (including with respect to the Warrant Accounting Issue); (e) any change in the auditors of Parent; (f) any revaluation by Parent of any of its assets, including, without limitation, any sale of assets of Parent other than in the ordinary course of business; or (g) any action taken or agreed upon by Parent or any of its Subsidiaries that would be prohibited by Section 6.1 if such action were taken on or after the date hereof without the consent of the Company.

Section 5.9 Litigation. As of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing against or otherwise relating to Parent or any of its Subsidiaries, before any Governmental Entity: (a) challenging or seeking to enjoining, alter or materially delay the Transactions; or (b) that would, individually or in the aggregate, reasonably be expected to be material to Parent.

Section 5.10 Business Activities; Liabilities.

(a) Since their respective incorporation, neither Parent, nor Merger Sub has conducted any business activities other than activities: (i) in connection with its organization; or (ii) directed toward the accomplishment of a business combination. Except as set forth in the Parent Organizational Documents, there is no Contract or Order binding upon Parent or Merger Sub or to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing). Other than under the Transaction Agreements or pursuant to the performance of its obligations thereunder, neither Parent nor Merger Sub has any material liabilities, debts or obligations (absolute, accrued, contingent or otherwise).

(b) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Transaction Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(c) Except for this Agreement, the Transaction Agreements, the Transactions and the Parent Material Contracts, Parent has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Parent Material Contract (as defined below) or party to any transaction which is, or would reasonably be interpreted as constituting, a Parent Business Combination. Except for the transactions contemplated by this Agreement, the Transaction Agreements, or the Trust Agreement, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

Section 5.11 Parent Material Contracts. Schedule 5.11 of the Parent Disclosure Letter sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Parent or Merger Sub is party (the “Parent Material Contracts”), other than any such Parent Material Contract that is listed as an exhibit to Parent’s Form S-1 Registration Statement, initially filed with the SEC on February 25, 2021.

Section 5.12 Parent Listing. The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market (“Nasdaq”) under the symbol “CMLTU.” The issued and outstanding shares of Parent Class A Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “CMLT.” The issued and outstanding Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “CMLTW.” Parent is a member in good standing with Nasdaq. There is no action or proceeding pending or, to the Knowledge of Parent, threatened in writing against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Units, the shares of Parent Class A Stock or Public Warrants or terminate the listing of Parent on Nasdaq. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the Parent Class A Stock or Public Warrants under the Exchange Act.

Section 5.13 Equity Financing Amount. Parent has delivered to the Company each of the subscription agreements (the “Equity Financing Agreements”) entered into by Parent with the applicable investors named therein (collectively, the “Equity Financing Investors”), pursuant to which the Equity Financing Investors have committed to provide equity financing to Parent in the aggregate amount of $1,200,000,000 (the “Equity Financing Amount”). The Equity Financing Amount, together with the amount in the Trust Account at the Closing, are in the aggregate sufficient to enable Parent to: (a) pay all cash amounts required to be paid by Parent or its Subsidiaries under or in connection with this Agreement; and (b) pay any and all fees and expenses of or payable by Parent with respect to the Transactions. To Parent’s Knowledge with respect, as of the date hereof, the Equity Financing Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent. Each Equity Financing Agreement is a legal, valid and binding obligation of Parent and, to Parent’s Knowledge, each Equity Financing Investor. As of the date hereof, Parent does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Equity Financing Agreement not being satisfied, or the

Equity Financing Amount not being available to Parent, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Equity Financing Agreement and, as of the date hereof, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Equity Financing Agreement. The Equity Financing Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the Equity Financing Investor to contribute to Parent the applicable portion of the Equity Financing Amount set forth in the applicable Equity Financing Agreement on the terms therein.

Section 5.14 Trust Account.

(a) As of the date hereof, Parent has not less than $552,000,000 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of April 6, 2021, by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”), for the benefit of its public stockholders, with such funds invested in United States Government securities or money market funds meeting all of the applicable conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement and the Equity Financing Agreements, the obligations of Parent under this Agreement are not subject to any conditions regarding Parent’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b) The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to the Knowledge of Parent, Continental. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied): (i) between Parent and Continental that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any Person (other than stockholders of Parent holding Parent Class A Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Class A Stock pursuant to Parent’s Charter Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem Parent Class A Stock in accordance with the provisions of Parent’s Charter Documents. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing with respect to the Trust Account. Parent has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Parent to dissolve or liquidate pursuant to Parent’s Charter Documents shall terminate, and as of the Effective Time, Parent shall have no obligation whatsoever pursuant to Parent’s Charter Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated hereby. To the Knowledge of Parent, following the Effective Time, no stockholder of Parent shall be entitled to receive any amount from the Trust Account except to the extent such stockholder of Parent validly elects to redeem their shares of Parent Class A Stock. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Parent nor Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent and Merger Sub on the Closing Date.

Section 5.15 Taxes.

(a) All material Tax Returns required to be filed by Parent have been timely filed (after giving effect to any valid extensions) and all such Tax Returns are true, correct and complete in all material respects.

(b) Parent has paid all material amounts of its Taxes which are due and payable. All material Taxes incurred but not yet due and have been accrued on the books and records of Parent.

(c) Parent has complied in all material respects with all Applicable Legal Requirements relating to withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by Applicable Legal Requirements to be withheld by Parent have been withheld and paid over to the appropriate Governmental Entity.

(d) No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against Parent (nor to the Knowledge of Parent is there any), which deficiency has not been paid or resolved. No material audit or other proceeding by any Governmental Entity is currently pending or threatened in writing against Parent with respect to any Taxes due from Parent (and, to the Knowledge of Parent, no such audit is pending or contemplated).

(e) There are no Tax indemnification agreements or Tax sharing agreements under which Parent could be liable after the Closing Date for the Tax liability of any Person other than Parent or Merger Sub, except for customary agreements or arrangements with customers, vendors, lessors, lenders and the like or other similar agreements, in each case, that do not relate primarily to Taxes.

(f) Parent has not consented to extend the time in which any material Tax may be assessed or collected by any Governmental Entity (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which extension is still in effect and no written request for any such waiver or extension is currently pending.

(g) Parent will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing; (ii) any change in method of accounting on or prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax Legal Requirements); (iii) other than in the ordinary course of business a prepaid amount received or deferred revenue recognized on or prior to the Closing; (iv) any intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local Tax Legal Requirements) that occurred or existed prior to the Closing; (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax Legal Requirements entered into prior to the Closing; or (vi) an inclusion under Section 965 of the Code.

(h) There are no liens for material amounts of Taxes (other than Permitted Liens) upon any of Parent’s assets.

(i) Parent has not entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j) Parent: (i) does not have any liability for the Taxes of another Person (other than Parent or Merger Sub) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Legal Requirement) or as a transferee or a successor; and (ii) has never been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is Parent.

(k) Parent does not have a permanent establishment in any country other than the country of its organization or has been subject to income Tax in a jurisdiction outside the country of its organization, in each case, where it is required to file a material income Tax Return and does not file such Tax Return.

(l) No claim has been made in writing (nor to the Knowledge of Parent is any such claim pending or contemplated) by any Governmental Entity in a jurisdiction in which Parent does not file Tax Returns that is or may be subject to taxation by, or required to file Tax Returns in that jurisdiction.

(m) Parent is not, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(n) As of the date of this Agreement, Parent is not aware of any fact or circumstances that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.16 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (a) the time that such information is filed with the SEC (provided, if such information is revised by any subsequently filed amendment to the Registration Statement prior to the time that the Registration Statement is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision); (b) at the time the Registration Statement is declared effective by the SEC; (c) the time that the Proxy Statement/Prospectus included in the Registration Statement is first mailed to the holders of Parent Class A Stock; or (d) at the time of the Special Meeting. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by the Company or the Company Subsidiaries for inclusion or incorporation by reference in the Proxy Statement/Prospectus; or (b) any projections or forecasts included in the Proxy Statement/Prospectus.

Section 5.17 Employees; Benefit Plans. Other than any former officers or as described in the Parent SEC Reports, Parent has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent has no unsatisfied material liability with respect to any employee. Parent does not currently maintain or have any direct liability under any benefit plan, and neither the execution and delivery of this Agreement or the other Transaction Agreements nor the consummation of the Transactions will, either alone or in connection with any other event: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, employee of, or any other individual service provider to Parent; (b) result in the acceleration of the time of payment or vesting of any such benefits; or (c) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code or any excise tax owing under Section 4999 of the Code.

Section 5.18 Board Approval; Stockholder Vote. The board of directors of Parent and Merger Sub (including any required committee or subgroup of the board of directors of Parent or Merger Sub, as applicable), as of the date of this Agreement: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is in the best interest of, as applicable, the stockholders of Parent or Merger Sub (as applicable). Other than the approval of the Parent Stockholder Matters, no other corporate proceedings on the part of Parent are necessary to approve the consummation of the Transactions.

Section 5.19 Title to Assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Parent owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Parent in the operation of its business and which are material to Parent, free and clear of any Liens (other than Permitted Liens).

Section 5.20 Affiliate Transactions. Except as described in the Parent SEC Reports, no Contract between Parent, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of Parent (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing, other than any such Contract that is not material to Parent.

Section 5.21 Brokers. Other than fees or commissions for which Parent will be solely responsible, none of Parent, Merger Sub, or any of their respective Affiliates, including Sponsor, has any liability or obligation to pay, or is entitled to receive, any fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 5.22 Disclaimer of Other Warranties. PARENT AND MERGER SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PARENT, MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE COMPANY STOCKHOLDERS (OR ANY HOLDER OF DERIVATIVE SECURITIES OF THE COMPANY), ANY OF THE GROUP COMPANIES OR ANY OF THE DIRECTORS, OFFICERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (a) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO PARENT, MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY TO PARENT AND MERGER SUB IN ARTICLE IV; AND (b) NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO PARENT, MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (i) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (ii) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (iii) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. EACH OF PARENT AND MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV, OF THIS AGREEMENT. EACH OF PARENT AND MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF PARENT AND MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE IV, OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 5.22, CLAIMS AGAINST THE COMPANY OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING THE OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV, BY SUCH PERSON.

Article VI
CONDUCT PRIOR TO THE CLOSING DATE

Section 6.1 Conduct of Business by the Company and the Company Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall, and shall cause the Company Subsidiaries to, use its commercially reasonable efforts to carry on its business in the ordinary course, except: (a) to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (b) as expressly contemplated by this Agreement or the Company Disclosure Letter or (c) as may be required by Applicable Legal Requirements (including Pandemic Measures). Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement, as set forth on Schedule 6.1 of the Company Disclosure Letter, or as required by Applicable Legal Requirements (including Pandemic Measures), without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed; and Parent consent or denial of consent to be provided within 48 hours of receipt (the “Consent Timeframe”) of Company consent request, and if no such response is received by the Company within the Consent Timeframe, then Parent consent shall be deemed received by the Company), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following:

(a) except as otherwise required by any existing Company Benefit Plan, this Agreement or Applicable Legal Requirements: (i) grant or pay any severance or change of control pay or benefits to, or otherwise increase the severance or change of control pay or benefits of, any current or former employee, director or independent contractor; (ii) enter into, amend (other than immaterial amendments) or terminate any Company Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Company Benefit Plan if it had been in effect on the date of this Agreement (other than annual renewal of welfare plans in the ordinary course of business that does not result in a material increase in cost to the Group Companies); (iii) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Company Benefit Plan; or (iv) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization respecting employees of the Group Companies;

(b) (i) transfer, sell, assign, license, sublicense, encumber, impair, abandon, fail to diligently maintain, transfer or otherwise dispose of any right, title or interest of the Company in any Owned Intellectual Property or Licensed Intellectual Property, in each case, that is material to any of the businesses of the Group Companies (other than in connection with Permitted Transactions); (ii) extend, amend, waive, cancel or modify any material rights in or to any Owned Intellectual Property or Licensed Intellectual Property, in each case, where such extension, amendment, waiver, cancellation or modification would be material to any business of the Group Companies; (iii) fail to diligently prosecute the Patent applications owned by and material to the Company other than applications the Company, in the exercise of its good faith business judgment, has determined to abandon; or (iv) divulge, furnish to or make accessible any Trade Secrets constituting material Owned Intellectual Property or any Trade Secrets of any Person to whom any Group Company has a confidentiality obligation to any third party who is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets, other than, in each of (i) through (iv), in the ordinary course of business; provided, that in no event shall the Company license on an exclusive basis or sell any material Owned Intellectual Property;

(c) except for transactions solely among the Group Companies: (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in any Group Company, other than pursuant to the terms of a Company Option or Company Restricted Stock Award; (iii) grant, issue, sell or otherwise dispose, or authorize to issue, sell, or otherwise dispose any membership interests, capital stock or any other equity interests (such as stock options, stock units, restricted stock or other Contracts for the purchase or acquisition of such capital stock, except as otherwise contemplated by this Agreement), as applicable, in any Subsidiary; (iv) declare, set aside or pay any dividend or make any other distribution; or (v) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities, except as otherwise contemplated by this Agreement;

(d) amend its Charter Documents, or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest (other than equity at fair market value as consideration for payment of an in-license transaction for a third party’s Intellectual Party rights) in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(f) sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, any material assets (other than Intellectual Property) or material properties, other than any sale, lease or disposition in the ordinary course of business or as set forth on Schedule 6.1(f) of the Company Disclosure Letter;

(g) (i) issue or sell any debt securities or rights to acquire any debt securities of any of the Group Companies or guarantee any debt securities of another Person; (ii) make, incur, create or assume any loans, advances or capital contributions to, or investments in, or guarantee any Indebtedness of, any Person other than any of the Group Companies except for (A) loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations existing as of the date of this Agreement, in each case set forth on Schedule 6.1(g) of the Company Disclosure Letter; provided, that any such amounts do not exceed $250,000 in the aggregate and remain with the Company for general working capital expenditures in the ordinary course of business and (B) equipment financing arrangements entered into in the ordinary course of business; (iii) except in the ordinary course of business, create any material Liens on any material property or assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); or (iv) cancel or forgive any Indebtedness owed to any of the Group Companies;

(h) release, assign, compromise, settle or agree to settle any Legal Proceeding material to the Group Companies, taken as a whole;

(i) except in the ordinary course of business, waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract or Material Current Government Contract;

(j) except in the ordinary course of business, modify, amend or terminate in a manner that is materially adverse to the applicable Group Companies, taken as a whole, any Company Material Contract or Material Current Government Contract (other than pursuant to (i) offers, bids or proposals made by any Group Company on or prior to the date hereof that, if accepted, would result in a Government Contract or (ii) requirements from any Governmental Entity to modify the scope of work under any Government Contract);

(k) except as required by U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirements, make any change in accounting methods, principles or practices (regardless whether for general financial or tax purposes or any change in depreciation or amortization policies or rates adopted therein);

(l) (i) make or rescind any material Tax election; (ii) settle or compromise any material Tax claim; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file any amendment to any material Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender any claim for a material refund of Taxes; (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Legal Requirement) with any Governmental Entity; (viii) incur any material liability for Taxes other than in the ordinary course of business; (ix) incur any liability for Taxes other than in the ordinary course of business; (x) take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment; or (xi) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company or any Company Subsidiary;

(m) subject to clause (c) above, enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than payments or distributions relating to obligations in respect of arms-length commercial transactions pursuant to the agreements set forth on Schedule 6.1(m) of the Company Disclosure Letter as existing on the date of this Agreement;

(n) engage in any material new line of business; or

(o) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.1(a) through (n) above.

The Company also hereby agrees to provide Parent with notice prior to taking any of the following actions: (i) enter into any Contract that would have been a Company Material Contract (including a Company Material Contract memorializing a Permitted Transaction) or Material Current Government Contract (other than pursuant to offers, bids or proposals made by any Group Company on or prior to the date hereof that, if accepted, would result in a Government Contract) had it been entered into prior to the date of this Agreement; (ii) materially amend any Company Material Contract or Material Current Government Contract, (iii) incur or enter into a Contract requiring the Company to make any capital expenditures in excess of $400,000 in any 12-month period, in each of (i) through (iii), outside the ordinary course of business.

Notwithstanding anything to the contrary herein, the Company may, in connection with COVID-19, take such actions in good faith as are reasonably necessary (x) to protect the health and safety of the Company’s employees and other individuals having business dealings with the Company or (y) to respond to third-party supply or service disruptions caused by COVID-19, including, but not limited to Pandemic Measures, and any such actions taken (or not taken) as a result of, in response to, or otherwise related to COVID-19 shall be deemed to be taken in the “ordinary course of business” for all purposes of this Section 6.1 and not be considered a breach of this Section 6.1; provided that, to the extent that the Company took any actions pursuant to the immediately preceding clause that caused deviations from its business being conducted in the ordinary course of business, the Company shall resume conducting its business in the ordinary course of business in all material respects as soon as reasonably practicable.

Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Group Companies prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 6.2 Conduct of Business by Parent and Merger Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to carry on its business in the ordinary course, except to the extent that the Company shall otherwise consent in writing or as contemplated by this Agreement (including as contemplated by the Equity Financing Agreements). Without limiting the generality of the foregoing, except as required or permitted by the terms of this Agreement or as required by Applicable Legal Requirements (including Pandemic Measures and the Warrant Accounting Issue, respectively), without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall not, and shall cause its Subsidiaries not to, do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant) or split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

(b) purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of Parent or any of its Subsidiaries;

(c) other than in connection with the Equity Financing Agreements, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

(d) amend its Charter Documents or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f) incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business; provided, however, that Parent shall be permitted to incur Indebtedness (which shall constitute Parent Transaction Costs) from its Affiliates and stockholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest basis and otherwise on arm’s-length terms and conditions and repayable at Closing;

(g) except as required by GAAP (or any interpretation thereof) or Applicable Legal Requirements, make any change in accounting methods, principles or practices;

(h) (i) make or rescind any material Tax election (ii) settle or compromise any material Tax claim; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file any amendment to any material Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender any claim for a refund of Taxes; or (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Legal Requirement) with any Governmental Entity; (viii) create any material Liens on any material property or assets of Parent or Merger Sub; (ix) incur any liability for Taxes other than in the ordinary course of business; or (x) take any action or fail to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(i) liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent or Merger Sub;

(j) commence, settle or compromise any Legal Proceeding;

(k) engage in any material new line of business;

(l) amend the Trust Agreement or any other agreement related to the Trust Account;

(m) (i) adopt or amend any employee benefit plan, or enter into any employment contract or collective bargaining agreement other than the LTIP or the ESPP, or (ii) hire any employee or any other individual to provide services to Parent or its Subsidiaries;

(n) (i) enter into any Parent Material Contract or other Contract that will not be terminable for convenience on or before Closing without requiring the payment of any amount or any post-Closing liability or obligation, (ii) modify, amend or terminate any Parent Material Contract or (iii) waive, delay the exercise of, release or assign any material rights or claims under any Parent Material Contract;

(o) make any expenditures utilizing funds in the Trust Account; or

(p) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 6.2(a) through (o) above.

Article VII
ADDITIONAL AGREEMENTS

Section 7.1 Proxy Statement/Prospectus; Registration Statement; Special Meeting.

(a) As promptly as practicable and with the parties hereto using commercially reasonable efforts to file after the execution of this Agreement and the delivery of the PCAOB Financial Statements, (i) Parent, Merger Sub and the Company shall jointly prepare, and upon the prior approval of both Parent and the Company, Parent shall file with the SEC, a registration statement on Form S-4 (the “Registration Statement”), containing a proxy statement/prospectus (the “Proxy Statement/Prospectus”), in preliminary form, to be filed with the SEC in connection with the Special Meeting for the purpose of, among other things: (A) providing Parent’s stockholders with the opportunity to redeem shares of Parent Class A Stock (the “Parent Stockholder Redemption”); (B) soliciting proxies from holders of Parent Class A Stock to vote at the Special Meeting in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the issuance of shares of Parent Class A Stock in connection with Section 2.6 and the issuance of shares of Parent Class A in connection with the Equity Financing Agreements; (3) the adoption of the Parent A&R Charter; (4) adoption of the LTIP and ESPP; and (5) any other proposals the Parties deem reasonably necessary or desirable to consummate the Transactions (collectively, the “Parent Stockholder Matters”); and (C) the registration under the Securities Act of the issuance of the Closing Number of Securities and the Earn-Out Shares. Each of Parent, the Merger Sub and the Company shall use its reasonable efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby, and to obtain all necessary state securities law or “Blue Sky” approvals required to carry out the transactions contemplated hereby. Each of Parent, the Merger Sub and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, the Proxy Statement/Prospectus, a current report on Form 8-K pursuant to the Exchange Act in connection with the transactions, or any other statement, filing, notice or application made by or on behalf of Parent, the Merger Sub and the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Transactions (the “Solicitation Documents”). Parent shall file an amendment to the Registration Statement containing a definitive Proxy Statement/Prospectus with the SEC and, as promptly as practicable after the Registration Statement is declared effective under the Securities Act (the “Registration Statement Effective Date”), cause the definitive Proxy Statement/Prospectus to be mailed to its stockholders of record, as of the record date to be established by the board of directors of Parent.

(b) If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that a tax opinion be prepared and submitted in connection with such, Parent and the Company shall deliver to White & Case LLP and Goodwin Procter LLP (or, in each case, other nationally recognized tax counsel described in this Section 7.1(b)), respectively, customary Tax representation letters satisfactory to its tax counsel, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such tax counsel in connection with the preparation and filing of the Registration Statement. If required by the SEC in connection with the filing of the Registration Statement, Parent shall cause White & Case LLP (or such other nationally recognized tax counsel to Parent reasonably satisfactory to the Company) to furnish an opinion, subject to customary assumptions and limitations, regarding the U.S. federal income tax treatment of the transactions contemplated by this Agreement (including the Intended Tax Treatment) applicable to Parent stockholders and holders of Parent options. If required by the SEC in connection with the filing of the Registration Statement, the Company shall cause Goodwin Procter LLP (or such other nationally recognized tax counsel to the Company reasonably satisfactory to Parent) to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Company Stockholders in connection with the Merger.

(c) Each of Parent and the Company will advise the other party reasonably promptly after such party receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock of Parent for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Each of Parent and the Company and their counsel shall be given a reasonable opportunity to review and comment on the Registration Statement, the Proxy Statement/Prospectus and any Solicitation Document each time before any such document is filed with the SEC by Parent or the Company, and each shall give reasonable and good faith consideration to any comments made by the other parties and their counsel. Each of Parent and the Company shall provide the other parties and their counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement, the Proxy Statement/Prospectus or the Solicitation Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the other parties or their counsel in any discussions or meetings with the SEC. Parent shall promptly respond to any SEC comments on the Registration Statement, the Proxy Statement/Prospectus or the Solicitation Documents and shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(d) If, at any time prior to the Closing, Parent or the Company discovers or becomes aware of any information that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus so that the Proxy Statement/Prospectus would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such party shall inform the other parties, and Parent shall prepare (and the Company shall cooperate in preparing, to the extent necessary) and promptly file (with the Company’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed) an appropriate amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus containing such information and, to the extent required by Legal Requirements, transmit to Parent’s stockholders such amendment or supplement to the Proxy Statement/Prospectus containing such information.

(e) As soon as reasonably practicable and using commercially reasonable efforts, the Company shall deliver to Parent (A) audited consolidated balance sheets as of December 31, 2020 and 2019 and consolidated statements of operations and comprehensive (loss) income, stockholders’ deficit and cash flows of the Group Companies for the 12-month periods ended December 31, 2020 and 2019 together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”); provided, that, upon delivery of such PCAOB Financial Statements, such financial statements shall be deemed “Audited Financial Statements” for all the purposes of this Agreement and the representation and warranties set forth in Section 4.8 shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement; (B) all other audited and unaudited financial statements of the Group Companies and any company or business units acquired by it, as applicable, required under the Applicable Legal Requirements of the SEC to be included in the Proxy Statement/Prospectus and/or the Closing Form 8-K (including pro forma financial information); (C) all selected financial data of the Group Companies required by Item 301 of Regulation S-K, as necessary for inclusion in the Proxy Statement/Prospectus and the Closing Form 8-K; and (D) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC with respect to the periods ended December 31, 2020 and 2019, as necessary for inclusion in the Proxy Statement/Prospectus and Closing Form 8-K (including pro forma financial information).

(f) Parent shall, as promptly as practicable following the Registration Statement Effective Date, establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Special Meeting. Parent shall convene and hold, no later than 30 days (which may be extended to 45 days if Parent determines it is desirable to do so, after consultation with the Company) after the Proxy Statement/Prospectus is mailed, a meeting of Parent’s stockholders (the “Special Meeting”), for the purpose of obtaining the approval of the Parent Stockholder Matters. Parent shall use its reasonable best efforts to obtain the approval of the Parent Stockholder Matters at the Special Meeting, including by soliciting proxies as promptly as practicable in accordance with Applicable Legal Requirements for the purpose of seeking the approval of the Parent Stockholder Matters. Subject to the proviso in the following sentence, Parent shall include the Parent Recommendation in the Proxy Statement/Prospectus. Except as otherwise required by Applicable Legal Requirements, the board of directors of Parent shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Recommendation (a “Change in Recommendation”). Parent agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the Parent Stockholder Matters shall not be affected by any Change in Recommendation, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement/Prospectus as contemplated by this Section 7.1(f), regardless of whether or not there shall have occurred any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to postpone or adjourn the Special Meeting: (i) to ensure that any supplement or amendment to the Proxy Statement/Prospectus that the board of directors of Parent has determined in good faith is required by Applicable Legal Requirements is disclosed to Parent’s stockholders and for such supplement or amendment to be promptly disseminated to Parent’s stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of Parent Class A Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the Parent Stockholder Matters; or (iv) if the holders of Parent Class A Stock have elected to redeem a number of Parent Class A Stock as of such time that would reasonably be expected to result in Parent not satisfying the Company’s Required Funds; provided, that in the event of a postponement or adjournment pursuant to clauses (i), (ii), (iii) or (iv) above, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 7.2 Company Stockholder Approval.

(a) The Company shall take all action necessary to solicit the Company Stockholder Approval via written consent as soon as practicable after the Registration Statement Effective Date. The Company will provide Parent with copies of all written consents it receives within one (1) Business Day of receipt of the Company Stockholder Approval. If the Company Stockholder Approval is obtained, then promptly following the receipt of the required written consents, the Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) and 262 of the DGCL.

(b) To the extent the Company Stockholder Approval is not delivered pursuant to Section 7.2(a) within one (1) day following the Registration Statement Effective Date, then the Company shall take all action necessary to duly call, given notice, convene and hold the Company Stockholders Meeting as soon as practicable, and, in connection therewith, the Company shall (a) mail a stockholder information statement and proxy solicitation which shall include, without limitation, the Proxy Statement/Prospectus and a notice of dissent and appraisal rights as required under applicable Delaware law to the holders of Company Common Stock in advance of such meeting for the purpose of soliciting from the holders of Company Common Stock proxies to vote in favor of the adoption of this Agreement and approval of the Merger; and (b) take all other actions necessary or advisable to secure the vote or consent of the Company Stockholders required by applicable Legal Requirements to obtain such approval. The Company shall keep Parent and the Merger Sub updated with respect to proxy solicitation results as requested by Parent or the Merger Sub. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent (other than: (i) in order to obtain a quorum of its stockholders; or (ii) as reasonably determined by the Company to comply with applicable Legal Requirements). The Company shall use its reasonable best efforts to cooperate with Parent to hold the Company Stockholders Meeting on the same day and at the same time as the Special

Meeting as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting.

(c) Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders to give the Company Stockholder Approval in accordance with this Section 7.2 shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any other acquisition proposal.

Section 7.3 Regulatory Approvals. As promptly as practicable after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it under the HSR Act within 10 Business Days after the date hereof in connection with the Transactions and shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice or any other Governmental Entity in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other Antitrust Laws and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods or obtain the applicable approvals as soon as practicable. Each Party will promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Transactions; (ii) permit each other to review in advance any proposed substantive written communication to any such Governmental Entity and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Legal Proceeding; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions. Each of the Company Transaction Costs and Parent Transaction Costs shall include fifty percent (50%) of any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, including filing fees in connection with filings under the HSR Act.

Section 7.4 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a current report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company.

(b) Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement.

(c) The Parties shall prepare a draft current report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”). Prior to Closing, Parent and the Company shall prepare a joint press release announcing the consummation of the Transactions hereunder (“Closing Press

Release”). Concurrently with the Closing, Parent shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Parent shall file the Closing Form 8-K with the SEC.

Section 7.5 Confidentiality; Access to Information.

(a) The Company and Parent each acknowledge that it is a party to the Confidentiality Agreement, the terms of which are incorporated herein by reference, and the Company and Parent each agree to be bound by the Confidentiality Agreement. Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Beginning on the date hereof and ending on the fifth anniversary of this Agreement (but perpetually with respect to any trade secrets), each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its agents or representatives prior to receipt from the Company or the Company Stockholders, on the one hand, or Parent or Merger Sub, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents or representatives from a third party who was not bound to an obligation of confidentiality; (iv) information developed by such Party independently without any reliance on the non-public information received from any other Party; (v) disclosure required by Applicable Legal Requirement or stock exchange rule; or (vi) disclosure consented to in writing by Parent or Merger Sub (in the case of the Company Stockholders and, prior to the Closing, the Company) or the Company (in the case of Parent or Merger Sub).

(b) Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, any other Transaction Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Parent, or Parent, in the case of a public announcement by the Company Stockholders or the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by Applicable Legal Requirements, in which case the disclosing Party shall, to the extent permitted by Applicable Legal Requirements, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of the Company or the Company Stockholders, Parent and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) announcements and communications regarding this Agreement and the Transactions to the Group Companies’ stockholders, Affiliates, and its and their respective directors, officers, employees, managers and advisors, in each case subject to an obligation of confidentiality; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 7.4 or this Section 7.5(b); (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; and (vi) communications to customers and suppliers of the Group Companies for purposes of seeking any consents and approvals required in connection with the Transactions.

(c) The Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request in connection with the consummation of the Transactions; provided, however, that (i) any such access shall be conducted in a manner not to interfere with the businesses or operations of the Company, (ii) the Company shall not be required to provide access to or to disclose information where such access or disclosure would (x) contravene any Applicable Legal Requirement, Order or Contract of any Group Companies or, if determined by the Company in good faith after consulting with counsel, reasonably be expected to result in antitrust risk for the Company, (y) reasonably be expected to violate or result in a loss or impairment of any attorney client, legal or work product privilege or (z) expose the Company to risk of liability for disclosure of sensitive or Personal Information, and (iii) the Company shall not be required to provide such access if the Company in good faith determines, in light of any Pandemic Measures, that such access would reasonably be expected to jeopardize the health and safety of any Group Company personnel or representatives.

(d) Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of Parent.

Section 7.6 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including using reasonable best efforts to accomplish the following: (i) the taking of commercially reasonable acts necessary to cause the conditions precedent set forth in Article VIII to be satisfied; (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any); (iii) the taking of commercially reasonable acts necessary to obtain all consents, approvals or waivers from third parties required as a result of the Transactions, including any other consents, approvals or waivers from third parties referred to on Schedule 7.6(a) of the Company Disclosure Letter, and, in the case of Parent, to terminate any Contracts to which Parent or Merger Sub is a party that are not required for the operation of the Surviving Corporation following Closing, if and to the extent reasonably requested by the Company; (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (v) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of Parent, sending a termination letter to Continental substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”).

(b) Notwithstanding anything herein to the contrary, nothing in this Section 7.6 shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties and capital stock, or the incurrence of any liability or expense.

(c) From and after the date of this Agreement until the earlier of the Closing and the valid termination of this Agreement pursuant to its terms, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands, inquiries or other stockholder Legal Proceedings (including derivative claims) relating to this Agreement, any Transaction Agreement or any matters relating thereto other than any appraisal claims contemplated by Section 2.13 (collectively, the “Transaction Litigation”) commenced against, in the case of Parent or Merger Sub, any of Parent or Merger Sub or any of their respective Representatives (in their capacity as a representative of Parent or Merger Sub) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a Group Company). Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation and (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation; provided, however, that in no event shall Parent or Merger Sub, on one hand, or the Company, any other Group Company, on the other hand, or, in any case, any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company or Parent, as the case may be.

(d) From and after the date of this Agreement, the Company shall use reasonable best efforts to obtain Lock-Up Letters from all Company Stockholders holding in excess of 1% of the Company’s outstanding capital stock.

Section 7.7 No Parent Securities Transactions. Neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions. The Company shall use its commercially reasonable efforts to require each of its officers, directors and employees to comply with the foregoing requirement.

Section 7.8 No Claim Against Trust Account. For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself and its Affiliates agrees that:

(a) neither the Company nor any of its Affiliates do now or at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, and shall not make any claim against the Trust Account (including any distributions therefrom), in each case, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or the Transactions or any proposed or actual business relationship between Parent or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims against the Trust Account are collectively referred to hereafter as the “Released Claims”);

(b) the Company, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, Contracts or agreements with Parent or its Representatives, including this Agreement or the Transactions, and will not seek recourse against the Trust Account (including any distributions therefrom) in connection therewith (including for an alleged breach of this Agreement or any other agreement with Parent or its Affiliates);

(c) the irrevocable waiver set forth in the immediately preceding clause (b) is material to this Agreement and specifically relied upon by Parent and its Affiliates to induce Parent to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under Applicable Legal Requirements; and

(d) to the extent the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent or its Representatives, including this Agreement or the Transactions, which proceeding seeks, in whole or in part, monetary relief against Parent or Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and such claim shall not permit the Company or its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

(e) For the avoidance of doubt, (i) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent pursuant to this Agreement for legal relief against monies or other assets of Parent held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions or for intentional fraud in the making of the representations and warranties in Article V; and (ii) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future pursuant to this Agreement against Parent’s assets or funds that are not held in the Trust Account.

Section 7.9 Disclosure of Certain Matters. Each of Parent, Merger Sub and the Company will promptly provide the other Parties with prompt written notice of any event, development or condition of which they have Knowledge that: (a) is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied; or (b) would require any amendment or supplement to the Proxy Statement/Prospectus.

Section 7.10 Securities Listing; Parent Public Filings.

(a) Parent will use its reasonable best efforts to cause the shares of Parent Class A Stock issued in connection with the Transactions to be approved for listing on Nasdaq at Closing. During the period from the date hereof until the Closing, Parent shall use its reasonable best efforts to ensure Parent remains listed as a public company on Nasdaq or other national securities exchange and keep the Parent Class A Stock and Parent Warrants listed for trading on Nasdaq or other national securities exchange. After the Closing, Parent shall use commercially reasonable efforts to (a) continue the listing for trading of the Parent Class A Stock and Parent Warrants on Nasdaq or other national securities exchange and (b) in the event any Earn-Out Shares become issuable pursuant to Article III, cause such Earn-Out Shares to be approved for listing on Nasdaq or other national securities exchange.

(b) From the date hereof through the Closing, Parent will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities laws.

Section 7.11 No Solicitation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause its Subsidiaries not to, and shall direct its stockholders, employees, agents, officers, directors, representatives and advisors (collectively, in each case in their capacity as such, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than Parent and its agents, representatives, advisors) concerning any merger, sale of ownership interests and/or assets of the Company, recapitalization or similar transaction (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination. In addition, the Company shall, and shall cause its Subsidiaries and the Company Stockholders to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent and Merger Sub shall not, and shall direct their respective Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company, the Company Stockholders and their respective Representatives) concerning any merger, purchase of ownership interests or assets of Parent, recapitalization or similar business combination transaction (each, a “Parent Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Parent Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Parent Business Combination. Parent and Merger Sub shall, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Parent Business Combination.

(c) Each Party shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties (and in the case of Parent’s receipt of a Parent Business Combination proposal, Parent shall also provide notice to the Company) if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or Parent Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If either Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination or Parent Business Combination, as applicable, such Party shall provide the other Parties with a copy of such inquiry, proposal, offer or submission (and in the case of Parent’s receipt, Parent shall also provide copies to the Company).

Section 7.12 Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be used or released except for the withdrawal of interest to pay any tax obligation owed by Parent as a result of assets owned by Parent, including franchise taxes. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to Continental (which notice Parent shall provide to Continental in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent: (i) shall cause the documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with the Trust Termination Letter; and (ii) shall use best efforts to cause Continental to, and Continental shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable to: (A) to stockholders who elect to have their Parent Class A Stock converted to cash in accordance with the provisions of Parent’s Charter Documents in respect of Parent Stockholder Redemptions; (B) for income tax or other tax obligations of Parent prior to Closing; (C) for any Parent Transaction Costs and any Company Transaction Costs; and (D) as repayment of loans and reimbursement of expenses to directors, officers and stockholders of Parent; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.13 Directors’ and Officers’ Liability Insurance.

(a) Parent agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of any Group Company (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”), as provided in their respective Charter Documents or in any indemnification agreement with respect to any Group Company set forth on Schedule 7.12(a) of the Company Disclosure Letter shall survive the Closing and shall continue in full force and effect. For a period of six (6) years from the Closing Date, Parent shall use reasonable best efforts to cause the Group Companies to maintain in effect the exculpation, indemnification and advancement of expenses provisions of such Group Company’s Charter Documents or in any indemnification agreements of each Group Company as in effect immediately prior to the Closing Date with any D&O Indemnified Party, and Parent shall, and shall use reasonable best efforts to cause the Group Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such six (6)-year period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(b) Prior to the Closing, the Company shall use reasonable best efforts to purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of a Group Company currently covered by a directors’ and officers’ liability insurance policy of one or more Group Companies on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement and covering claims for the six-year period following the Closing. Parent shall, and shall use reasonable best efforts to cause the Surviving Corporation to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Group Companies, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.13(b).

(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Charter Documents of any Group Company, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of Parent and the Group Companies under this Section 7.13 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 7.13 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.13.

(d) If Parent or, after the Closing, any Group Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, Parent shall, and shall use reasonable best efforts to cause the Group Companies to, make reasonable efforts to ensure that proper provision is made to have the successors and assigns of Parent or such Group Company, as applicable, assume the obligations set forth in this Section 7.13.

(e) On or before the Closing, Parent shall obtain a directors’ and officers’ liability insurance policy on terms satisfactory to the Company, which policy shall provide coverage for the directors and officers of Parent as of immediately following the Closing (and the Company and Parent shall reasonably cooperate with respect thereto).

Section 7.14 Tax Matters.

(a) Parent covenants that it will file a consolidated U.S. federal income Tax Return with the applicable Group Companies for the period starting on the day following the Closing Date and, for U.S. federal income Tax purposes, the applicable Group Companies will become members of the affiliated group of corporations of which Parent is the common parent or of which Parent is a member on the day following the Closing Date.

(b) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions shall be borne and paid by the Parent. Parent shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company and Parent shall reasonably cooperate with respect thereto as necessary).

(c) On the Closing Date, the Company shall provide Parent with a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); provided, that, notwithstanding anything to the contrary, Parent’s sole remedy in the event the Company fails to deliver such certificate shall be to make a proper withholding of Tax to the extent required by applicable Tax law.

(d) All Tax sharing agreements or similar arrangements with respect to or involving any Group Company (other than any agreement entered into in the ordinary course of business and not primarily concerning Taxes or any agreement the only parties to which are Group Companies) shall be terminated prior to the Closing Date and, after the Closing Date, none of the Group Companies shall be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date, and there shall be no continuing obligation after the Closing Date to make any payments under any such agreements or arrangements.

Section 7.15 Equity Financing Agreements.

(a) Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Equity Financing Agreements, in each case, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed in respect of any such amendment, modification, waiver or replacement that is not and would not reasonably be expected to be materially adverse to the Company or the Company Stockholders). Parent shall take, or use its reasonable best efforts to cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Equity Financing Agreements on the terms and conditions described therein, including maintaining in effect the Equity Financing Agreements and using its reasonable best efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent in the Equity Financing Agreements and otherwise comply with its obligations thereunder; (ii) in the event that all conditions in the Equity Financing Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Equity Financing Agreements at or prior to Closing; and (iii) enforce its rights under the Equity Financing Agreements in the event that all conditions in the Equity Financing Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable Equity Financing Investor to contribute to Parent the applicable portion of the Equity Financing Amount set forth in the applicable Equity Financing Agreement at or prior to the Closing. Without limiting the generality of the foregoing, Parent shall give the Company prompt (and, in any event within three (3) Business Days) written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Equity Financing Agreement known to Parent; (B) of the receipt of any written notice or other written communication from any party to any Equity Financing Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Equity Financing Agreement or any provisions of any Equity Financing Agreement; and (C) if Parent does not expect to receive all or any portion of the Equity Financing Amount on the terms, in the manner or from the sources contemplated by the Equity Financing Agreements. The Equity Financing Agreements contain all of the conditions precedent to the obligations of the Equity Financing Investors to contribute to Parent the applicable portion of the Equity Financing Amount set forth in the applicable Equity Financing Agreement on the terms therein.

(b) Parent shall use its reasonable best efforts to cause the Equity Financing Investors to contribute the Equity Financing Amount at or prior to the Closing if all conditions set forth in the applicable Equity Financing Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing and other than conditions that Parent or any of its Affiliates control the satisfaction of). Parent shall use its reasonable best efforts to take, or cause to be taken, all actions required to obtain the Equity Financing Amount contemplated by the Equity Financing Agreements, including enforcing the rights of Parent under the Equity Financing Agreements.

Section 7.16 Section 16 Matters. Prior to the Effective Time, Parent shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the Parent Class A Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 7.17 Board of Directors.

(a) Subject to the terms of the Parent’s Charter Documents, Parent shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(i) the board of directors of Parent shall consist of up to twelve (12) directors, which shall initially include: (A) Alexis Borisy, Krishna Yeshwant, Paul Berns, Jorge Conde, Eli Casdin, Sandra Horning, Clive Meanwell, Kathryn Giusti and Melanie Nallicheri, as designees of the Company; (B) Sam Merksamer, as a designee of Softbank, or in the case of the foregoing clauses (A) and (B), if any such individual is unavailable to serve, then an alternative individual may be designated in writing by the Company or Softbank, as applicable, and subject to the approval of the board of directors of the Company (which such approval shall not be unreasonably withheld, delayed or conditioned); and (C) the remaining director nominees, if any, shall be mutually agreed upon between the chief executive officer of Parent and the chief executive officer of the Company; and

(ii) the board of directors of Parent shall have a majority of “independent” directors for the purposes of Nasdaq rules, each of whom shall serve in such capacity in accordance with the terms of the Parent’s Organizational Documents following the Effective Time.

(b) On the Closing Date, Parent shall enter into customary indemnification agreements reasonably satisfactory to the Company with each individual to be appointed to, or serving on, the board of directors of

Parent upon the Closing, which indemnification agreements shall continue to be effective following the Closing (the “Indemnification Agreements”).

Section 7.18 LTIP and ESPP. Effective as of (and contingent on) the Closing, Parent shall adopt (a) the LTIP, in substantially the form attached hereto as Exhibit B (as such form may be modified in accordance with this Section 7.18) and (b) the ESPP, in substantially the form attached hereto as Exhibit C (as such form may be modified in accordance with this Section 7.18). The Company may propose further edits to the LTIP and the ESPP based on recommendations from the Company’s compensation consultant and the board of directors of the Company, which, after consideration and approval by Parent, not to be unreasonably withheld or delayed, shall be incorporated into the LTIP and the ESPP in advance of the Special Meeting.

Section 7.19 Release.

(a) Effective upon and following the Closing, Parent, on its own behalf and on behalf of its respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges the Company, each Company Stockholder, its Affiliates, and its and their respective Related Parties, (collectively, the “Company Stockholder Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any Group Company occurring prior to the Closing Date (other than as contemplated by this Agreement and the other Transaction Agreements), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Company Stockholder Released Parties; provided, however, that nothing in this Section 7.19(a) shall release any Company Stockholder Released Parties from (i) their obligations under this Agreement or the other Transaction Agreements; (ii) as applicable, any disputes, claims, losses, controversies, demands, rights, liabilities, breaches of fiduciary duty, actions and causes of action arising out of such Company Stockholder Released Party’s employment by any Group Company; (iii) any commercial Contract between the Company and a Company Stockholder Released Party that is in force as of the Closing Date or (iv) from any claim of fraud on the part of any Company Stockholder Released Party.

(b) Effective upon and following the Closing, each Company Stockholder (solely in its capacity as a stockholder of the Company), on its own behalf and on behalf of each of its Affiliates and Representatives (collectively, the “Company Stockholder Releasing Parties”), generally, irrevocably, unconditionally and completely releases and forever discharges each of Parent and each Group Company, their respective Affiliates, and its and their respective Related Parties (collectively, the “Parent Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from (i) the Company Stockholder Releasing Party’s ownership or purported ownership of (or right to acquire) shares of capital stock, warrants, options or other securities of or interests in the Company or relating to the governance of the Company, including any and all claims that the Company Stockholder Releasing Party may have against any of the Parent Released Parties with respect thereto whether pursuant to any contract or agreement with respect thereto, breach or alleged breach of fiduciary duty or otherwise and (ii) the negotiation or execution of this Agreement or the other Transaction Agreement, or the consummation of any of the Transactions; provided, however, that, for the avoidance of doubt, nothing in this Section 7.19(b) shall release the Parent Released Parties from their obligations or otherwise modify, waive, replace, supersede, or impair in any way any rights of any Company Stockholder Releasing Party (A) under this Agreement or the other Transaction Agreements, including the right to receive its respective portion of the Total Consideration, (B) with respect to any salary, bonuses, vacation pay or employee benefits accrued pursuant to a Company Benefit Plan in effect as of the date of this Agreement or any expense reimbursement pursuant to a policy of the Group Companies in effect as of the date of this Agreement accrued in the ordinary course of business; or (C) under any Contract between the Company Stockholder and a Parent Released Party to the extent that such Contract does not specifically pertain to such Company Stockholder’s ownership or purported ownership of (or right to acquire) shares of capital stock, warrants, options or other securities of or interests in the Company or specifically relate to the governance of the Company; (D) with respect to any rights to indemnification, exculpation or expense reimbursement to the extent provided for in the Company Organizational Documents or in any

indemnification agreement with a Group Company; or (E) from any claim of fraud on the part of any Parent Released Party.

Article VIII
CONDITIONS TO THE TRANSACTION

Section 8.1 Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Each Parent Stockholder Matter shall have been duly adopted by the stockholders of Parent.

(b) Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(i) of the Exchange Act) following the exercise by the holders of Parent Class A Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their Parent Class A Stock held by them into a pro rata share of the Trust Account in accordance with Parent’s Organizational Documents.

(c) All applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated, and the Parties will have received or have been deemed to have received all other necessary pre-closing authorizations, consents, clearances, waivers and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the Transactions set forth on Schedule 8.1(c) of the Company Disclosure Letter.

(d) No provision of any Applicable Legal Requirement prohibiting, enjoining or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent restraining Order prohibiting, enjoining or making illegal the consummation of the Transactions will be in effect.

(e) The Parent A&R Charter shall have been approved at the Special Meeting by the affirmative vote of the holders of a majority of the shares of Parent Class A Stock then outstanding and entitled to vote thereon at the Special Meeting, voting separately as a single series.

Section 8.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) The Fundamental Representations of Parent, other than Section 5.3, shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); the representations and warranties of Parent set forth in Section 5.3 shall be true and correct in all respects on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for any de minimis inaccuracies; and all other representations and warranties of Parent set forth in Article V hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Parent to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, in each case in all material respects.

(c) Parent shall have delivered to the Company a certificate, signed by an executive officer of Parent and dated as of the Closing Date, certifying as to the matters set forth in Section 8.2(a) and Section 8.2(b).

(d) Parent shall have delivered or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including copies of the documents to be delivered by Parent pursuant to Section 1.2 and Section 1.3(a), duly executed by Parent and Merger Sub, as applicable.

(e) Parent shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to Section 7.12, available to Parent for payment of the Company Transaction Costs and the Parent Transaction Costs at the Closing.

(f) The shares of Parent Class A Stock to be issued in connection with the Merger shall have been approved for listing on the Nasdaq.

(g) No Parent Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(h) The funds (i) contained in the Trust Account, plus (ii) the Equity Financing Amount to be received substantially concurrently with the Closing, minus (iii) payment of the aggregate amount of cash proceeds required to satisfy any exercise of the Parent Stockholder Redemptions (for the avoidance of doubt, in the case of the foregoing clauses, prior to giving effect to the payment of any Parent Transaction Costs and any Company Transaction Costs), shall equal or exceed the Company’s Required Funds.

Section 8.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) The Fundamental Representations of the Company, other than Section 4.3, shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); the representations and warranties of the Company set forth in Section 4.3 shall be true and correct in all respects on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for any de minimis inaccuracies; and all other representations and warranties of the Company set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.

(b) The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c) The Company shall have delivered to Parent a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 8.3(a) and Section 8.3(b).

(d) The Company Stockholder Approval shall have been obtained.

(e) No Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(f) The Company shall have delivered, or caused to be delivered, or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including copies of the documents to be delivered by the Company pursuant to Section 1.3(b), duly executed by the applicable signatory or signatories specified in Section 1.3(b), if any.

Article IX
TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company at any time;

(b) by either Parent or the Company if the Transactions shall not have been consummated by March 31, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Merger, which Order or other action is final and nonappealable;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by Parent or Merger Sub is curable by Parent or Merger Sub prior to the Closing, then the Company must first provide written notice of such breach and may not terminate this Agreement under this Section 9.1(d) until the earlier of: (i) 30 days after delivery of written notice from the Company to Parent of such breach; and (ii) the Outside Date; provided, further, that each of Parent and Merger Sub continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(d) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by Parent or Merger Sub is cured during such 30-day period);

(e) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by the Company prior to the Closing, then Parent must first provide written notice of such breach and may not terminate this Agreement under this Section 9.1(e) until the earlier of: (i) 30 days after delivery of written notice from Parent to the Company of such breach; and (ii) the Outside Date; provided, further, that the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(e) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by the Company is cured during such 30-day period);

(f) by either Parent or the Company, if, at the Special Meeting (including any adjournments thereof), the Parent Stockholder Matters are not duly adopted by the stockholders of Parent by the requisite vote under the DGCL and the Parent Organizational Documents;

(g) by either Parent or the Company, if the Parent Stockholder Redemption results in the condition set forth in Section 8.2(h) becoming incapable of being satisfied at the Closing; or

(h) by Parent within twenty-four hours of the Company Stockholder Approval Deadline if the executed Stockholder Voting and Support Agreements shall not have been delivered by the Company Stockholder Approval Deadline.

Section 9.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 7.5, Section 7.8, this Section 9.2, Article XI and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any willful and intentional breach of this Agreement or intentional fraud in the making of the representations and warranties in this Agreement.

Article X
NO SURVIVAL

Section 10.1 No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against the Company with respect to intentional fraud in the making of the representations and warranties by the Company in Article IV or any claim against Parent with respect to intentional fraud in the making of the representations and warranties by Parent in Article V, as applicable. For the avoidance of doubt, for purposes of this Agreement, “fraud” does not include any claim for equitable fraud, promissory fraud or any torts (including a claim for fraud or alleged fraud) based on negligence.

Article XI
GENERAL PROVISIONS

Section 11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email, with confirmation of transmission; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to Parent or Merger Sub, to:

CM Life Sciences III Inc.
667 Madison Avenue
New York, NY 10065
Attention: Keith Meister
E-mail: kmeister@corvexcap.com

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020-1095
Attention: Matthew Kautz; Joel Rubinstein
Email: mkautz@whitecase.com; joel.rubinstein@whitecase.com

if to the Company, prior to the Closing, to:

EQRx, Inc.
50 Hampshire Street

Cambridge, MA 02139
Attention: Jami Rubin
Email: jrubin@eqrx.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention: William Collins
Email: wcollins@goodwinlaw.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 11.2 Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were included in and available at the “Project Clover” online datasite hosted by “Datasite” prior to the date of this Agreement. The words “ordinary course” shall be deemed to include “consistent with past practice.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars.

Section 11.3 Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 11.4 Entire Agreement; Third Party Beneficiaries. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and

(b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 7.4(b), Section 7.13 and Section 11.14 (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

Section 11.5 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 11.6 Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

Section 11.7 Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

Section 11.8 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware). Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of such courts, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1. Notwithstanding the foregoing in this Section 11.8, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 11.9 Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 11.10 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.

Section 11.11 Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.12 Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties; provided that, following the receipt of the Company Stockholder Approval, there shall be no amendment to this Agreement (or any of the provisions hereof) which under the DGCL or other Applicable Legal Requirements would require further approval by the stockholders of the Company in accordance with the Company Organizational Documents without such approval.

Section 11.13 Extension; Waiver. At any time prior to the Closing, Parent (on behalf of itself and Merger Sub), on the one hand, and the Company (on behalf of itself and the Company Stockholders), on the other hand, may, to the extent not prohibited by Applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

Section 11.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Related Party of a Party and no personal liability shall attach to any Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Legal Requirement or otherwise. Without limiting the generality of the foregoing, the Parties will not, and will not cause or permit any other Person to, hold or attempt to hold any Related Party liable for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company or any Related Party, or their respective agents or other Representatives, concerning a Group Company, this Agreement or the Transactions. The provisions of this Section 11.14 are intended to be for the benefit of, and enforceable by the Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 11.14. This Section 11.14 shall be binding on all successors and assigns of Parties.

Section 11.15 Legal Representation.

(a) Parent hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company), and each of their respective successors and assigns (all such parties, the “Parent Waiving Parties”), that Goodwin Procter LLP (or any successor) may represent the Company Stockholders or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company) (collectively, the “Stockholder Group”), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its representation (or any continued representation) of the Group Companies or other Parent Waiving Parties, and each of Parent and the Company on behalf of itself and the Parent Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Parent and the Company acknowledge that the foregoing provision applies whether or not Goodwin Procter LLP provides legal services to any Group Companies after the Closing Date. Each of Parent and the Company, for itself and the Parent Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between any Group Company or any member of the Stockholder Group and its counsel, including Goodwin Procter LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company notwithstanding the Merger, and instead survive, remain with and are controlled by the Stockholder Group (the “Stockholder Privileged Communications”), without any waiver thereof. Parent and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Stockholder Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge or the officers and employees of the Company), in any Legal Proceeding against or involving any of the Parties after the Closing, and Parent and the Company agree not to assert that any privilege has been waived as to the Stockholder Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company).

(b) The Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and the Company Stockholders, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that White & Case LLP (or any successor) may represent the Sponsor, Parent or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company) (collectively, the “Parent Group”), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its representation (or any continued representation) of the Parent Group, and the Company on behalf of itself and Company Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Company acknowledges that the foregoing provision applies whether or not White & Case LLP provides legal services to the Sponsor or Parent after the Closing Date. The Company, for itself and the Company Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between any of the Parent Group and its counsel, including White & Case LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company notwithstanding the Merger, and instead survive, remain with and are controlled by the Sponsor and Parent (the “Parent Privileged Communications”), without any waiver thereof. Sponsor and Parent, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Stockholder Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge or the officers and employees of the Company), in any Legal Proceeding against or involving any of the Parties after the Closing, and the Company Waiving Parties agree not to assert that any privilege has been waived as to the Parent Privileged Communications.

Section 11.16 Disclosure Letters and Exhibits. The Company Disclosure Letter and Parent Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or Parent Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another provision in this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter and Parent Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or Parent Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to constitute an acknowledgment by the Company or Parent, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or Legal Requirement, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality. The disclosure of any items or information that is not required by this Agreement to be so included is solely for informational purposes and the convenience of Parent and Merger Sub or the Company, as applicable. In addition, under no circumstances shall the disclosure of any matter in this Company Disclosure Letter or Parent Disclosure Letter, where a representation or warranty of the Company or Parent, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Company Material Adverse Effect, imply that any other undisclosed matter having a greater value or other significance is material or would have a Company Material Adverse Effect. Neither the Company nor Parent shall be prejudiced in any manner whatsoever, and no presumptions shall be created, by virtue of the disclosure of any matter in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, which otherwise is not required to be disclosed by this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

CM LIFE SCIENCES III INC.
By:	/s/ Brian Emes
Name:	Brian Emes
Title:	Chief Financial Officer and Secretary

CLOVER III MERGER SUB INC.
By:	/s/ Brian Emes
Name:	Brian Emes
Title:	Chief Financial Officer and Secretary

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

EQRX, INC.
By:	/s/ Melanie Nallicheri
Name:	Melanie Nallicheri
Title:	President and Chief Operating Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Schedule A
DEFINED TERMS

Section 1.1. Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“A&R Registration Rights Agreement”	Recitals
“Acceleration Event”	Section 3.2
“Accelerated Vesting Date”	Section 3.2
“Additional Parent SEC Reports”	Section 5.7(a)
“Affiliate”	Schedule A, Section 1.2
“Agreement”	Preamble
“Antitrust Laws”	Schedule A, Section 1.2
“Approvals”	Section 4.6(b)
“Audited Financial Statements”	Section 4.8(a)
“Business Day”	Schedule A, Section 1.2
“Certificate”	Section 2.7(a)
“Certificate of Merger”	Section 1.4(c)
“Certifications”	Section 5.7(a)
“Change in Recommendation”	Section 7.1(f)
“Change of Control”	Schedule A, Section 1.2
“Charter Documents”	Section 4.1
“Closing”	Section 1.1
“Closing Consideration”	Section 2.8(a)
“Closing Date”	Section 1.1
“Closing Form 8-K”	Section 7.4(c)
“Closing Merger Consideration”	Schedule A, Section 1.2
“Closing Number of Securities”	Schedule A, Section 1.2
“Closing Press Release”	Section 7.4(c)
“Code”	Schedule A, Section 1.2
“Common Share Price”	Schedule A, Section 1.2
“Company”	Preamble
“Company Benefit Plan”	Section 4.12(a)
“Company Business Combination”	Section 7.11(a)
“Company Common Stock”	Section 4.3(a)
“Company Disclosure Letter”	Article IV, Preamble
“Company Material Adverse Effect”	Schedule A, Section 1.2
“Company Organizational Documents”	Schedule A, Section 1.2
“Company Material Contract”	Section 4.20(a)
“Company Preferred Stock”	Section 4.3(a)
“Company Series A Preferred Stock”	Section 4.3(a)
“Company Series B Preferred Stock”	Section 4.3(a)
“Company Stockholder”	Schedule A, Section 1.2
“Company Stockholder Approval”	Section 4.4
“Company Stockholder Approval Deadline”	Recitals
“Company Stockholder Released Parties”	Section 7.19(a)

“Company Stockholder Releasing Parties”	Section 7.19(b)
“Company Subsidiaries”	Section 4.2(a)
“Company’s Required Funds”	Schedule A, Section 1.2

“Company Transaction Costs”	Schedule A, Section 1.2
“Company Waiving Parties”	Section 11.15(b)
“Confidentiality Agreement”	Schedule A, Section 1.2
“Continental”	Section 5.14(a)
“Contract”	Schedule A, Section 1.2
“Copyright”	Schedule A, Section 1.2
“Current Government Contract”	Schedule A, Section 1.2
“D&O Indemnified Party”	Section 7.13(a)
“D&O Tail”	Section 7.13(b)
“DGCL”	Recitals
“Dissenting Shares”	Section 2.12(d)
“EAR”	Definition of Specified Business Conduct Laws
“Earn-Out Award Agreement”	Section 3.4
“Earn-Out Escrow Agreement”	Section 3.5(b)
“Earn-Out Period”	Schedule A
“Earn-Out Pro Rata Share”	Schedule A, Section 1.2
“Earn-Out Shares”	Section 3.1
“Effective Time”	Section 2.1
“Environmental Law”	Schedule A, Section 1.2
“ERISA”	Schedule A, Section 1.2
“ERISA Affiliate”	Schedule A, Section 1.2
“Equity Financing Agreement”	Section 5.13
“Equity Financing Amount”	Section 5.13
“Equity Financing Investors”	Section 5.13
“Equity Exchange Ratio”	Schedule A
“ESPP”	Recitals
“Exchange Act”	Schedule A, Section 1.2
“Exchange Agent”	Section 2.8(b)
“Excluded Share”	Section 2.7(d)
“Financial Statements” “Forfeiture Pool”	Section 4.8(a) Section 3.4
“Fundamental Representations”	Schedule A, Section 1.2
“GAAP”	Schedule A, Section 1.2
“Governmental Entity”	Schedule A, Section 1.2
“Government Grants”	Section 4.25
“Group Companies”	Schedule A, Section 1.2
“Group Companies’ Privacy Notices”	Section 4.19(a)
“Hazardous Material”	Schedule A, Section 1.2
“HSR Act”	Section 4.5(b)
“Indebtedness”	Schedule A, Section 1.2

“Indemnification Agreement”	Section 7.17(b)
“Insider”	Section 4.22
“Insurance Policies”	Section 4.21
“Intended Tax Treatment”	Recitals
“Intellectual Property”	Schedule A, Section 1.2
“Interim Financial Statements”	Section 4.8(a)
“Knowledge”	Schedule A, Section 1.2
“Leased Real Property”	Section 4.14(b)
“Legal Proceeding”	Schedule A, Section 1.2

“Legal Requirements”	Schedule A, Section 1.2
“Lien”	Schedule A, Section 1.2
“Lock-Up Letter”	Recitals
“LTIP”	Recitals
“Material Current Government Contract”	Section 4.7
“Merger”	Recitals
“Merger Sub”	Preamble
“Merger Sub Common Stock”	Section 5.3(b)
“Multiemployer Plan”	Section 4.12(e)
“Nasdaq”	Section 5.12
“OFAC”	Schedule A, Section 1.2
“Order”	Schedule A, Section 1.2
“Outside Date”	Section 9.1(b)
“Parent”	Preamble
“Parent A&R Charter”	Recitals
“Parent Business Combination”	Section 7.11(b)
“Parent Cash”	Schedule A, Section 1.2
“Parent Charter”	Schedule A, Section 1.2
“Parent Class A Stock”	Section 5.3(a)
“Parent Class B Stock”	Section 5.3(a)
“Parent Disclosure Letter”	Article V
“Parent Financing Certificate”	Section 1.2
“Parent Group”	Section 11.15(b)
“Parent Material Adverse Effect”	Schedule A, Section 1.2
“Parent Material Contracts”	Section 5.11
“Parent Option”	Section 2.12(a)
“Parent Organizational Documents”	Schedule A, Section 1.2
“Parent Privileged Communications”	Section 11.15(b)
“Parent Q1 2021 Quarterly Report”	Section 5.7(a)
“Parent Recommendation”	Recitals
“Parent Released Parties”	Section 7.19(b)
“Parent Restricted Stock Award”	Section 2.12(b)
“Parent SEC Reports”	Section 5.7(a)
“Parent Shares”	Section 5.3(a)
“Parent Stockholder Approval”	Schedule A, Section 1.2
“Parent Stockholder Matters”	Section 7.1(a)
“Parent Stockholder Redemption”	Section 7.1(a)
“Parent Transaction Costs”	Schedule A, Section 1.2
“Parent Units”	Schedule A, Section 1.2
“Parent Waiving Parties”	Section 11.15(a)

“Parent Warrants”	Section 5.3(a)
“Parties”	Preamble
“Patent”	Schedule A, Section 1.2
“PCAOB Financial Statements”	Section 7.1(e)
“Pension Plan”	Section 4.12(e)
“Permitted Lien”	Schedule A, Section 1.2
“Person”	Schedule A, Section 1.2
“Private Placement Warrants”	Section 5.3(a)
“Proxy Statement/Prospectus”	Section 7.1(a)

“Public Warrants”	Section 5.3(a)
“Registration Statement Effective Date”	Section 7.1(a)
“Related Parties”	Schedule A, Section 1.2
“Release Notice”	Section 3.5(c)
“Released Claims”	Section 7.8(a)
“Remedies Exception”	Section 4.4
“Representatives”	Section 7.11(a)
“SEC”	Schedule A, Section 1.2
“Securities Act”	Schedule A, Section 1.2
“Softbank”	Schedule A
“Solicitation Documents”	Section 7.1(a)
“Special Meeting”	Section 7.1(f)
“Specified Business Conduct Laws”	Schedule A, Section 1.2
“Sponsor”	Schedule A, Section 1.2
“Sponsor Forfeiture Agreement”	Section 1.2
“Stockholder Group”	Section 11.15(a)
“Stockholder Privileged Communications”	Section 11.15(a)
“Stockholder Voting and Support Agreement”	Recitals
“Subsidiary”	Schedule A, Section 1.2
“Surrender Documentation”	Section 2.8(d)
“Surviving Corporation”	Recitals
“Tax Return”	Schedule A, Section 1.2
“Tax/Taxes”	Schedule A, Section 1.2
“Top Supplier”	Section 4.27(b)
“Total Consideration”	Section 2.6(a)
“Transaction Agreements”	Schedule A, Section 1.2
“Transaction Litigation”	Section 7.6(c)
“Transactions”	Schedule A, Section 1.2
“Trademarks”	Schedule A, Section 1.2
“Trade Secrets”	Schedule A, Section 1.2
“Treasury Regulations”	Schedule A, Section 1.2
“Triggering Event I”	Schedule A
“Triggering Event II”	Schedule A
“Triggering Events”	Schedule A
“Triggering Event I Earn-Out Shares”	Section 3.1
“Triggering Event II Earn-Out Shares”	Section 3.1
“Trust Account”	Section 5.14(a)
“Trust Agreement”	Section 5.14(a)
“Trust Termination Letter”	Section 7.6
“WARN”	Section 4.13(e)

“Warrant Accounting Issue”	Schedule A

Section 1.2. Additional Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Company Share Amount” shall mean the sum, without duplication, of (a) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time, (b) the aggregate number of shares of Company Common Stock that are issuable upon the exercise of Company Options or other direct or indirect rights to acquire shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time, (c) the aggregate number of shares of Company Common Stock that are underlying Company Restricted Stock Awards issued and outstanding immediately prior to the Effective Time, and (d) the aggregate number of shares of Company Common Stock that would be issuable upon the conversion all shares of Company Preferred Stock into shares of Company Common Stock pursuant to the Company Organizational Documents, in each case calculated on a treasury stock basis.

“Antitrust Laws” shall mean the HSR Act and any federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition, including merger control procedures.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Legal Requirements to close.

“Change of Control” shall mean any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of Parent; (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of Parent or the surviving Person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of Parent.

“Closing Merger Consideration” shall mean an amount equal to $3,650,000,000.

“Closing Number of Securities” shall mean the number of shares of Parent Class A Stock equal to the quotient of (a) the Closing Merger Consideration divided by (b) $10.00.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Share Price” shall mean the share price equal to the closing sale price of one share of Parent Class A Stock as reported on Nasdaq (or the exchange on which the shares of Parent Class A Stock are then listed) for a period of at least twenty (20) days out of thirty (30) consecutive Trading Days ending on the Trading Day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Parent Class A Stock), extraordinary cash dividend (which adjustment shall be subject to the reasonable mutual agreement of Parent and the Company), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Parent Class A Stock).

“Company Incentive Plan” shall mean that certain 2019 Stock Option and Grant Plan of the Company.

“Company IT Systems” shall mean all computer systems, software, firmware, hardware, networks, interfaces, platforms, related systems, databases, websites and equipment owned, outsourced or licensed by any Group Company to process, store, maintain, backup or operate data, information and functions that are used in connection with the business of the Group Companies, but excluding, for the avoidance of doubt, any computer systems, software, firmware, hardware, networks, interfaces, platforms, related systems, databases, websites and equipment owned, outsourced or licensed by customers of any Group Company.

“Company Material Adverse Effect” shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences has had a materially adverse effect on the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; provided, however, that no change, event, occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19), epidemics, disease outbreaks, or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or other natural or man-made disasters, or any worsening thereof; (iii) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Entities); (iv) changes or proposed changes in Applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement (including Pandemic Measures); (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Company operates; (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (ix) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement; provided, however, that if a change or effect related to clauses (iv) through (vii) disproportionately adversely affects the Group Companies, taken as a whole, compared to other Persons operating in the same industry as the Group Companies, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Option” shall mean an option to purchase shares of Company Common Stock granted under the Company Incentive Plan or otherwise.

“Company Organizational Documents” shall mean that certain (i) Amended and Restated Investors’ Rights Agreement, by and among the Company and the investors listed on Schedule A thereto, dated as of November 2, 2020, as amended by an Amendment No. 1 to Amended and Restated Investors’ Rights Agreement, dated as of November 18, 2020, (ii) Amended and Restated Voting Agreement, by and among the Company and the investors listed on Schedule A and the key holders listed on Schedule B thereto, dated as of November 2, 2020, as amended by an Amendment No. 1 to Amended and Restated Voting Agreement, dated as of November 18, 2020, (iii) Amended and Restated Right of First Refusal and Co-Sale Agreement, by and among the investors listed on Schedule A and the key holders listed on Schedule B thereto, dated as of November 2, 2020, as amended as amended by an Amendment No. 1 to Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of November 18, 2020, and (iv) Third Amended and Restated Certificate of Incorporation of the Company filed with the Delaware Secretary of Stated on November 18, 2020, as amended on January 28, 2021.

“Company Restricted Stock Award” means an award of shares of Company Common Stock that are subject to vesting and/or a right of repurchase.

“Company Stockholder” shall mean a holder of a share of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Company Stockholders Meeting” means the special meeting of the Company Stockholders to be held to consider the adoption of this Agreement.

“Company Transaction Costs” shall mean all fees, costs and expenses of the Group Companies, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, including: (a) all change of control bonus payments, retention or similar payments payable solely as a result of the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into prior to the Closing Date whether payable before (to the extent unpaid), on or following the Closing Date (excluding any “double-trigger” payments), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (b) all severance payments, retirement payments or similar payments or success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing Date and which are payable in connection with the consummation of the Transactions, whether payable before (to the extent unpaid), on or following the Closing Date (excluding any “double-trigger payments”), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (c) all transaction, deal, brokerage, financial advisory or any similar fees payable in connection with the consummation of the Transactions; and (d) all costs, fees and expenses related to the D&O Tail; but excluding (i) any and all costs, fees and expenses incurred in connection with the preparation and filing of the Proxy Statement (and any registration statement filed with the SEC in connection therewith) and the review and/or approval thereof by the SEC, (ii) any and all costs, fees and expenses incurred in connection with the listing on Nasdaq of the shares of Parent Class A Stock issued in connection with the Transactions, (iii) any transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other similar Taxes and fees (including any penalties or interest) payable in connection with the Transactions, and (iv) any other amounts payable by Parent hereunder.

“Company’s Required Funds” shall mean an amount equal to $1,000,000,000.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of May 27, 2021, by and between the Company and Parent, as amended from time to time.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“COVID-19” shall mean the novel coronavirus, SARS-CoV-2 or COVID-19 or any mutation of the same, including any resulting epidemics, pandemics, disease outbreaks or public health emergencies.

“Current Government Contract” shall mean any Government Contract the period of performance of which has not yet expired or been terminated.

“Earn-Out Period” shall mean the time period beginning on the date that is the twelve (12)-month anniversary of the Closing and ending on the date that is the thirty-six (36)-month anniversary of the Closing (inclusive of the first and last day of such period).

“Earn-Out Pro Rata Share” shall mean for each Company Stockholder, such amount determined in accordance with the following formula and as applied by Board of Directors of Parent in good faith: (The total number of Earn-Out Shares minus the number of Earn-Out Shares underlying any Earn-Out RSUs then outstanding) multiplied by (such Company Stockholder’s pro rata portion of the Closing Number of Securities then outstanding divided by the total Closing Number of Securities then outstanding).

“Earn-Out RSU” shall mean the award of restricted stock units in respect of the Earn-Out Shares granted to the Earn-Out Service Providers pursuant to the Earn-Out Award Agreement.

“Earn-Out Service Provider” shall mean each employee or individual service provider of the Company, in each case whom the board of directors of the Company designates as an Earn-Out Service Provider prior to the Closing and who enters into an Earn-Out Award Agreement.

“Environmental Law” shall mean any and all applicable Legal Requirements relating to pollution, Hazardous Materials, or the protection of the environment, natural resources, or human health and safety.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries is treated as a single employer under Section 414 of the Code.

“Equity Exchange Ratio” shall mean the quotient, of: (a) the Per Share Amount divided by (b) $10.00.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Representations” shall mean: (a) in the case of the Company, the representations and warranties contained in Section 4.1 (Organization and Qualification); Section 4.2 (Company Subsidiaries); Section 4.3 (Capitalization); Section 4.4 (Due Authorization); and Section 4.17 (Brokers; Third Party Expenses); and (b) in the case of Parent, the representations and warranties contained in Section 5.1 (Organization and Qualification); Section 5.2 (Parent Subsidiaries); Section 5.3 (Capitalization); Section 5.4 (Authority Relative to this Agreement); and Section 5.10 (Business Activities; Liabilities).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Government Contract” shall mean any prime contract, subcontract, purchase order, task order, delivery order, basic ordering agreement, pricing agreement, letter contract or other similar written arrangement of any kind, including all amendments, modifications and options thereunder or relating thereto between the Company or a Company Subsidiary, on the one hand, and: (a) any Governmental Entity; (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor; or (c) any subcontractor at any tier performing work that is directly charged to any contract of a type described in clauses (a) or (b) above, on the other hand. A purchase, task or delivery order, or any other ordering agreement, under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Entity” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries.

“Hazardous Material” shall mean any substance, material or waste that is listed, classified, defined, characterized or otherwise regulated by a Governmental Entity as a “toxic substance,” “hazardous substance,” “hazardous material” or words of similar meaning or effect, including any radioactive materials.

“HIPAA” shall mean the United State Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d through 1329d-8), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5), and all applicable implementing regulations, including its implementing regulations codified at 45 C.F.R. Parts 160, 162, and 164.

“Indebtedness” shall mean any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing.

“Intellectual Property” shall mean all worldwide rights, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all patents and patent applications, including provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all trademarks, business marks, service marks, brand names, trade dress rights, logos, corporate names, and trade names, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, intent-to-use registrations or similar reservations of marks, renewals and extensions thereof (collectively, “Trademarks”); (c) all registered and unregistered copyrights and applications for registration of copyright (collectively, “Copyrights”); (d) all internet domain names; (e) trade secrets, know-how, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); (f) databases; and (g) all other intellectual property, intellectual property rights, proprietary information and proprietary rights.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event of: (a) with respect to the Company, the individuals listed on Schedule 1.2-A of the Company Disclosure Letter; and (b) with respect to Parent or Merger Sub, the individuals listed on Schedule 1.2-B of the Parent Disclosure Letter.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity having jurisdiction over a given matter.

“Licensed Intellectual Property” shall mean all Intellectual Property exclusively licensed to any of the Group Companies.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Owned Intellectual Property” shall mean all Intellectual Property which any of the Group Companies has (or purports to have) an ownership interest.

“Pandemic Measures” shall mean any quarantine, isolation, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Legal Requirement, by any Governmental Entity or industry group in connection with or in response to COVID-19, including, the Coronavirus Aid, Relief, and Economic Security Act (CARES), or any other pandemic, epidemic, public health emergency or disease outbreak.

“Parent Cash” shall mean, as of the date of determination: (a) all amounts in the Trust Account; plus (b) the Equity Financing Amount.

“Parent Material Adverse Effect” shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences has had a materially adverse effect on the business, assets, financial condition or results of operations of Parent and Merger Sub, taken as a whole; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Parent Material Adverse Effect has occurred: (i) changes or proposed changes in Applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (ii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; or (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world.

“Parent Organizational Documents” shall mean the Amended and Restated Certificate of Incorporation of Parent, dated as of April 6, 2021 (the “Parent Charter”) and the Bylaws of Parent or any other similar organization documents of Parent, as each may be amended, modified or supplemented.

“Parent Stockholder Approval” shall mean the approval of each Parent Stockholder Matter identified in Section 7.1(a) by the affirmative vote or written consent of the holders of the requisite number of Parent Shares entitled to vote thereon, whether in person or by proxy at the Special Meeting (or any adjournment thereof) or by written consent, in each case, in accordance with the Parent Organizational Documents, Applicable Legal Requirements and the rules of Nasdaq.

“Parent Transaction Costs” shall mean: (a) all fees, costs and expenses of Parent incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, whether paid or unpaid prior to the Closing, including any and all professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers, including any deferred underwriting commissions being held in the Trust Account; and (b) any Indebtedness of Parent or its Subsidiaries owed to its Affiliates or stockholders; provided, however, the legal fees paid to Parent’s counsel (excluding fees paid in connection with any litigation or similar proceedings, if any, in connection with the Transaction), deferred underwriter, private placement and printer fees and costs of parties retained by Parent in connection with merger and acquisition advice, in each case for services rendered through the Closing shall not exceed $35,000,000, without the Company’s prior written consent.

“Parent Units” shall mean equity securities of Parent each consisting of one share of Parent Class A Stock and one-third of one Public Warrant.

“Permitted Lien” shall mean: (a) Liens for current period Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements in accordance with GAAP; (b) statutory and contractual Liens of landlords with respect to Leased Real Property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of Leased Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies; (e) Liens securing the Indebtedness of any of the Group Companies; (f) in the case of Intellectual Property, non-exclusive licenses granted to third parties in the ordinary course; (g) Liens incurred in connection with capital lease obligations of any of the Group Companies; and (h) all exceptions, restrictions, easements, imperfections of title (including gaps in the chain of title evident from the records of the relevant Governmental Entity maintaining such records), charges, rights-of-way and other Liens of record that do not materially interfere with the present use of the assets of the Group Companies, taken as a whole.

“Per Share Amount” shall mean the quotient, rounded to the nearest one-tenth of a cent, obtained by dividing (a) the Closing Merger Consideration by (b) the Aggregate Company Share Amount.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Permitted Transaction” shall mean any of the following transactions with third parties: (i) strategic drug creation, development, and commercialization collaborations using a third party’s artificial intelligence (AI) or machine-learning platforms for drug discovery, (ii) non-U.S. and European distribution or commercialization arrangements, (iii) supply and manufacturing agreements, and (iv) research and license collaborations for combination drug or therapy studies and research.

“Personal Information” shall mean, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by Applicable Legal Requirement, all information that identifies, could be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identifiable individual. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person. For the avoidance of doubt, this includes “personal data” as defined in the GDPR and the UK GDPR.

“Privacy Laws” shall mean any and all Applicable Legal Requirements (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, transmission, transfer (including cross-border transfers), processing, privacy, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including, but not limited to, HIPAA; the California Consumer Privacy Act (CCPA); Regulation (EU) 2016/679 (“GDPR”); Regulation (EU) 2016/679, as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of the Data Protection Act 2018 (the “DPA 2018”) as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (the “UK GDPR”); and any and all Applicable Legal Requirements relating to breach notification in connection with Personal Information.

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, stockholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective Affiliates, successors and assigns.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Softbank” shall mean SB Northstar LP or its affiliates.

“Specified Business Conduct Laws” shall mean: (a) the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act, and other Applicable Legal Requirements relating to bribery or corruption; (b) all Legal Requirements imposing trade sanctions on any Person, including, all Legal Requirements administered by OFAC, all sanctions laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury or the European Union and all anti-boycott or anti-embargo laws; (c) all Legal Requirements relating to the import, export, re-export, transfer of information, data, goods, and technology, including the Export Administration Regulations (“EAR”) administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; and (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and other Applicable Legal Requirements relating to money laundering.

“Sponsor” shall mean CMLS Holdings III LLC, a Delaware limited liability company.

“Sponsor Support Agreement” shall mean that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, Parent and the Company, as amended or modified from time to time.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Tax” or “Taxes” shall mean: (a) any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges, in each case, imposed by a Governmental Entity, (whether disputed or not) together with all interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts; and (b) any liability in respect of any items described in clause (a) payable by reason of Contract transferee liability, operation of law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Total Outstanding Company Shares” shall mean the sum, without duplication, of (a) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time plus (b) the aggregate number of shares of Company Common Stock that would be issuable upon the conversion all shares of Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time into shares of Company Common Stock pursuant to the Company Organizational Documents.

“Total Stockholder Outstanding Shares” shall mean, with respect to a Company Stockholder, the sum of (a) the aggregate number of shares of Company Common Stock held by such Company Stockholder immediately prior to the Effective Time plus (b) the aggregate number of shares of Company Common Stock that would be issuable upon the conversion all shares of Company Preferred Stock held by such Company Stockholder immediately prior to the Effective Time into shares of Company Common Stock pursuant to the Company Organizational Documents.

“Trading Day” means any day on which shares of Parent Class A Stock are actually traded on the principal securities exchange or securities market on which shares of Parent Class A Stock are then traded.

“Transaction Agreements” shall mean this Agreement, the A&R Registration Rights Agreement, the Equity Financing Agreements, the Confidentiality Agreement, the Sponsor Support Agreement, the Sponsor Forfeiture Agreement, the Earn-Out Escrow Agreement, the Parent A&R Charter, and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the Merger.

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Triggering Event I” shall occur if, within the Earn-Out Period, the Common Share Price of Parent Class A Stock is greater than or equal to $12.50 per share.

“Triggering Event II” shall occur if, within the Earn-Out Period, the Common Share Price of Parent Class A Stock is greater than or equal to $16.50 per share.

“Triggering Events” shall mean Triggering Event I and Triggering Event II.

“Warrant Accounting Issue” shall mean the fact that, pursuant to Applicable Legal Requirements or requirements of the SEC in effect or announced as of the date of this Agreement, Parent may have improperly accounted for its outstanding warrants as equity instruments and may be required to restate its previously filed financial statements to reflect the classification of its outstanding warrants as liabilities for accounting purposes (together with any deficiencies in disclosure (including, without limitation, with respect to internal control over financial reporting or disclosure controls and procedures)) arising from the treatment of such warrants of Parent as equity rather than liabilities.